   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 17, 1998
                                            REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
             (Exact name of registrant as specified in its charter)

                     MARYLAND                                           84-1259577
          (State or other jurisdiction of                            (I.R.S. Employer
          incorporation or organization)                          Identification Number)

                             ---------------------

      1873 SOUTH BELLAIRE STREET, 17TH FLOOR                        PETER K. KOMPANIEZ
              DENVER, COLORADO 80222                            PRESIDENT AND VICE-CHAIRMAN
                  (303) 757-8101                                 OF THE BOARD OF DIRECTORS
(Address, including zip code, and telephone number,     APARTMENT INVESTMENT AND MANAGEMENT COMPANY
  including area code, of registrant's principal                  DENVER, COLORADO 80222
                 executive offices)                                   (303) 757-8101
                                                     (Name, address, including zip code, and telephone
                                                                          number,
                                                        including area code, of Agent for Service)

                             ---------------------
                           JONATHAN L. FRIEDMAN, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                             300 SOUTH GRAND AVENUE
                         LOS ANGELES, CALIFORNIA 90071
                                 (213) 687-5000
                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  [ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  [X]
    If the Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.  [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  [X]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

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                                          AMOUNT TO BE         PROPOSED MAXIMUM         PROPOSED MAXIMUM          AMOUNT OF
   TITLE OF SHARES TO BE REGISTERED        REGISTERED      OFFERING PRICE PER UNIT  AGGREGATE OFFERING PRICE  REGISTRATION FEE
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
Class B Cumulative Convertible
  Preferred Stock, par value $.01 per
  share...............................       750,000               $100(1)               $75,000,000(1)            $20,850
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Class A Common Stock, par value $.01
  per share...........................    3,621,940(2)            $36.25(3)              $42,009,654(3)          $11,700(3)
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

(1) The estimated maximum offering price of the Class B Cumulative Convertible Preferred Stock is $100 per share, which represents the per share liquidation preference of such shares.
(2) Includes (a) the 2,463,053 shares of Class A Common Stock into which the 750,000 shares of Class B Cumulative Convertible Preferred Stock are convertible (based on a conversion ratio of 3.28407 as of the date hereof) plus such additional number of shares of Class A Common Stock as may be issued upon conversion as a result of anti-dilution adjustment provisions, and (b) the 1,158,887 shares of Class A Common Stock for which 1,158,887 partnership common units of AIMCO Properties, L.P. may be exchanged, plus such additional number of shares of Class A Common Stock as may be issued in exchange therefor pursuant to anti-dilution adjustment provisions.
(3) Pursuant to Rule 457(i) under the Securities Act of 1933, as amended, no additional registration fee is payable in respect of the 2,463,053 shares of Class A Common Stock registered hereby which are issuable upon conversion of the 750,000 shares of Class B Cumulative Convertible Preferred Stock. With respect to the 1,158,887 shares of Class A Common Stock, the registration fee is calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices on December 16, 1998.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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

PROSPECTUS

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                     1873 South Bellaire Street, 17th Floor
                             Denver, Colorado 80222
                                 (303) 757-8101

        750,000 SHARES OF CLASS B CUMULATIVE CONVERTIBLE PREFERRED STOCK
                                      AND
                    3,621,940 SHARES OF CLASS A COMMON STOCK

     The selling stockholders named in this prospectus may offer and sell from time to time up to 750,000 shares of Class B Cumulative Convertible Preferred Stock and up to 3,621,940 shares of Class A Common Stock of Apartment Investment and Management Company. Apartment Investment and Management Company will not receive any proceeds from the sale of such shares of Class B Cumulative Convertible Preferred Stock or Class A Common Stock.

     The selling stockholders may sell the Class B Cumulative Convertible Preferred Stock or the Class A Common Stock offered hereby from time to time on the New York Stock Exchange or such other national securities exchange or automated interdealer quotation system on which shares of Class B Cumulative Convertible Preferred Stock or Class A Common Stock are then listed, through negotiated transactions or otherwise at market prices prevailing at the time of the sale or at negotiated prices.

     The Class A Common Stock is listed and traded on the New York Stock Exchange under the symbol "AIV." On December 16, 1998, the average of the high and low prices of the Class A Common Stock on the NYSE was $36.25 per share.

INVESTING IN THE CLASS B CUMULATIVE CONVERTIBLE PREFERRED STOCK OR IN THE CLASS A COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               December 17, 1998

                               TABLE OF CONTENTS

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                                                              PAGE
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
Table of Contents...........................................   ii

The Company.................................................    1

Risk Factors................................................    2

Use of Proceeds.............................................   10

Selling Stockholders........................................   11

Plan of Distribution........................................   12

Description of Class B Cumulative Convertible Preferred
  Stock.....................................................   13

Certain Federal Income Tax Consequences.....................   23

Where You Can Find More Information.........................   33

Legal Matters...............................................   34

Experts.....................................................   34

                                      (ii)

                                  THE COMPANY

GENERAL

     Apartment Investment and Management Company ("AIMCO"), a Maryland corporation formed on January 10, 1994, is a self-administered and self-managed REIT engaged in the ownership, acquisition, development, expansion and management of multi-family apartment properties. As of November 30, 1998, we owned or managed 382,932 apartment units in 2,176 properties located in 49 states, the District of Columbia and Puerto Rico. Based on apartment unit data compiled as of January 1, 1998 by the National Multi-Family Housing Council, we believe that, as of October 1, 1998, we were the largest owner and manager of multi-family apartment properties in the United States. As of October 31, 1998, we:

        - owned or controlled 63,287 units in 243 apartment properties;

        - held an equity interest in 168,422 units in 895 apartment properties; and

        - managed 151,223 units in 1,038 apartment properties for third party owners and affiliates.

     We conduct substantially all of our operations through our operating partnership, AIMCO Properties, L.P. Through wholly owned subsidiaries, we act as the sole general partner of, and own approximately an 83% interest in, the AIMCO operating partnership. We manage apartment properties for third parties and affiliates through unconsolidated subsidiaries that we refer to as the "management companies." Generally, when we refer to "we," "us" or the "Company" in this prospectus, we are referring to AIMCO, the AIMCO operating partnership, the management companies and their respective subsidiaries.

     BankBoston, N.A. serves as transfer agent and registrar of our Class B Cumulative Convertible Preferred Stock and Class A Common Stock.

                                  RISK FACTORS

     BEFORE YOU INVEST IN OUR SECURITIES, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CONSIDER CAREFULLY THESE RISK FACTORS TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS BEFORE YOU DECIDE TO PURCHASE OUR SECURITIES.

     SOME OF THE INFORMATION IN THIS PROSPECTUS MAY CONTAIN FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING WORDS SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE," "CONTINUE" OR OTHER SIMILAR WORDS. THESE STATEMENTS DISCUSS FUTURE EXPECTATIONS, CONTAIN PROJECTIONS OF RESULTS OF OPERATIONS OR FINANCIAL CONDITION OR STATE OTHER "FORWARD-LOOKING" INFORMATION. WHEN CONSIDERING SUCH FORWARD-LOOKING STATEMENTS, YOU SHOULD KEEP IN MIND THE RISK FACTORS AND OTHER CAUTIONARY STATEMENTS IN THIS PROSPECTUS. THE RISK FACTORS NOTED IN THIS SECTION AND OTHER FACTORS NOTED THROUGHOUT THIS PROSPECTUS, INCLUDING CERTAIN RISKS AND UNCERTAINTIES, COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN ANY FORWARD-LOOKING STATEMENT.

RISKS OF ACQUISITION AND DEVELOPMENT ACTIVITIES

     Generally. The selective acquisition, development and expansion of apartment properties is one component of our growth strategy. However, we can make no assurance as to our ability to complete transactions in the future. Although we seek to acquire, develop and expand properties only when such activities are accretive on a per share basis, such transactions may fail to perform in accordance with our expectations. When we develop or expand properties, we are subject to the risks that:

        - costs may exceed original estimates;

        - projected occupancy and rental rates at the property may not be realized;

        - financing may not be available on favorable terms;

        - construction and lease-up may not be completed on schedule; and

        - we may experience difficulty or delays in obtaining necessary zoning, land-use, building, occupancy, and other governmental permits and authorizations.

     We May Have Difficulty Managing Our Rapid Growth. We have grown rapidly. Since our initial public offering in July 1994, we have completed numerous acquisition transactions, expanding our portfolio of owned or managed properties from 132 apartment properties with 29,343 units to 2,176 apartment properties with 382,932 units as of November 30, 1998. These acquisitions have included purchases of properties and interests in entities that own or manage properties, as well as corporate mergers. Our recent merger with Insignia Financial Group, Inc. ("Insignia") is our largest acquisition so far. Our ability to successfully integrate acquired businesses and properties depends on our ability to:

        - attract and retain qualified personnel;

        - integrate the personnel and operations of the acquired businesses;

        - maintain uniform standards, controls, procedures and policies; and

        - maintain adequate accounting and information systems.

     We can provide no assurance that we will be able to accomplish these goals and successfully integrate any acquired businesses or properties. If we fail to successfully integrate such businesses, our results of operations could be adversely affected.

     Litigation Associated with Partnership Acquisitions. We have engaged in and intend to continue to engage in, the selective acquisition of interests in limited partnerships that own apartment properties. In some cases, we have acquired the general partner of a partnership and then made an offer to acquire the limited partners' interests in the partnership. In these transactions, we are subject to litigation based on claims that the general partner has breached its fiduciary duties to its limited partners or that the transaction violates the relevant partnership agreement. Although we intend to comply with our fiduciary obligations and relevant partnership agreements, we may incur additional costs in connection with the defense or settlement of such litigation. In some cases, such litigation may adversely affect our desire to proceed with, or our ability to complete, a particular transaction. Such litigation could also have a material adverse effect on our results of operations.

RISKS ASSOCIATED WITH DEBT FINANCING

     Our strategy is generally to incur debt to increase the return on our equity while maintaining acceptable interest coverage ratios. We seek to maintain a ratio of free cash flow to combined interest expense and preferred stock dividends of between 2:1 and 3:1. However, our board of directors could change this strategy at any time and increase our leverage. Our organizational documents do not limit the amount of debt that we may incur, and we have significant amounts of debt outstanding. Payments of principal and interest may leave us with insufficient cash resources to operate our properties or pay distributions required to be paid in order to maintain our qualification as a REIT. We are also subject to the risk that our cash flow from operations will be insufficient to make required payments of principal and interest, and the risk that existing indebtedness may not be refinanced or that the terms of any refinancing will not be as favorable as the terms of existing indebtedness. If we fail to make required payments of principal and interest on any debt, our lenders could foreclose on the properties securing such debt with a consequent loss of income and asset value to us. As of September 30, 1998, 95% of the properties that we own or control and 41% of our assets were encumbered by debt. On a pro forma basis, giving effect to the recent Insignia merger, as of September 30, 1998, we had $1,627.8 million of indebtedness outstanding on a consolidated basis, of which $1,277.0 million was secured.

INCREASES IN INTEREST RATES MAY INCREASE OUR INTEREST EXPENSE

     As of September 30, 1998, approximately $115 million of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense and adversely affect our cash flow and our ability to service our indebtedness and make distributions.

RISKS OF INTEREST RATE HEDGING ARRANGEMENTS

     From time to time, in anticipation of refinancing debt, we enter into agreements to reduce the risks associated with increases in short term interest rates. Although these agreements provide us with some protection against rising interest rates, these agreements also reduce the benefits to us when interest rates decline. These agreements involve the following risks:

        - interest rate movements during the term of the agreement may result in a gain or loss to us;

        - we may be exposed to losses if the hedge is not indexed to the same rate as the debt anticipated to be incurred; and

        - we may incur a loss if the counterparty to the agreement fails to pay.

COVENANT RESTRICTIONS MAY LIMIT OUR ABILITY TO MAKE PAYMENTS TO OUR INVESTORS

     Some of our debt and other securities contain covenants that restrict our ability to make distributions or other payments to our investors unless certain financial tests or other criteria are satisfied. In some cases, our subsidiaries are subject to similar provisions, which may restrict their ability to make distributions to us. Our primary credit facility provides that we may make distributions to our investors during any 12-month period in an aggregate amount that does not exceed the greater of 80% of our funds from operations for such period or such amount as may be necessary to maintain our REIT status. This credit facility prohibits all distributions if certain financial ratios and tests are not satisfied. The preferred stock that we issued in the Insignia merger prohibits the payment of dividends on our common stock if we fail to make the payments required by the preferred stock.

WE DEPEND ON DISTRIBUTIONS AND OTHER PAYMENTS FROM OUR SUBSIDIARIES

     All of our properties are owned, and all of our operations are conducted, by the AIMCO operating partnership and our other subsidiaries. As a result, we depend on distributions and other payments from the AIMCO operating partnership and other subsidiaries in order to satisfy our financial obligations and make payments to our investors. The ability of the AIMCO operating partnership and other subsidiaries to make such distributions and other payments is dependent upon their earnings and may be subject to statutory or contractual limitations. As an equity investor in the AIMCO operating partnership and other subsidiaries, our right to receive assets upon their liquidation or reorganization will be effectively subordinated to the claims of their creditors. To the extent that we are recognized as a creditor of the AIMCO operating partnership or such subsidiaries, our claims would still be subordinate to any security interest in or other lien on their assets and to any of their debt or other obligations that are senior to us.

REAL ESTATE INVESTMENT RISKS

     Our ability to make payments to our investors depends on our ability to generate funds from operations in excess of required debt payments and capital expenditure requirements. Funds from operations and the value of our properties may be adversely affected by events or conditions which are beyond our control. Such events or conditions could include:

        - the general economic climate;

        - competition from other apartment communities and alternative housing;

        - local conditions, such as an increase in unemployment or an oversupply of apartments, that might adversely affect apartment occupancy or rental rates;

        - increases in operating costs (including real estate taxes) due to inflation and other factors, which may not necessarily be offset by increased rents;

        - changes in governmental regulations and the related costs of compliance;

        - changes in tax laws and housing laws, including the enactment of rent control laws or other laws regulating multifamily housing;

        - changes in interest rate levels and the availability of financing; and

        - the relative illiquidity of real estate investments.

POSSIBLE ENVIRONMENTAL LIABILITIES

     Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances released on a property. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of the hazardous substances. The presence of, or the failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and our ability to sell or borrow against contaminated properties. In addition to the costs associated with investigation and remediation actions brought by governmental agencies, the presence of hazardous wastes on a property could result in personal injury or similar claims by private plaintiffs. Various laws also impose liability for the cost of removal or remediation of hazardous substances at the disposal or treatment facility. Anyone who arranges for the disposal or treatment of hazardous or toxic substances is potentially liable under such laws. These laws often impose liability whether or not the person arranging for the disposal ever owned or operated the disposal facility.

LAWS BENEFITTING DISABLED PERSONS MAY RESULT IN UNANTICIPATED EXPENSES

     Under the Americans with Disabilities Act of 1990 (the "ADA"), all places of public accommodation are required to meet certain Federal requirements related to access and use by disabled persons. These requirements became effective in 1992. A number of additional Federal, state and local laws may also require modifications to our properties, or restrict certain further renovations of the properties, with respect to access thereto by disabled persons. For example, the Fair Housing Amendments Act of 1988 (the "FHAA") requires apartment properties first occupied after March 13, 1990 to be accessible to the handicapped. Noncompliance with the ADA or the FHAA could result in the imposition of fines or an award of damages to private litigants and also could result in an order to correct any non-complying feature, which could result in substantial capital expenditures. Although we believe that our properties are substantially in compliance with present requirements, we may incur unanticipated expenses to comply with the ADA and FHAA.

RISKS RELATING TO REGULATION OF AFFORDABLE HOUSING

     As of November 30, 1998, we owned or controlled 12 properties, held an equity interest in 464 properties and managed for third parties and affiliates 587 properties that benefit from governmental programs intended to provide housing to people with low or moderate incomes. These programs, which are usually administered by the United States Department of Housing and Urban Development ("HUD") or state housing finance agencies, typically provide mortgage insurance, favorable financing terms or rental assistance payments to the property owners. As a condition to the receipt of assistance under these programs, the properties must comply with various requirements, which typically limit rents to pre-approval amounts. If permitted rents on a property are insufficient to cover costs, a sale of the property may become necessary, which could result in a loss of management fee revenue. We usually need to obtain the approval of HUD in order to manage, or acquire a significant interest in, a HUD-assisted property. We can make no assurance that we will always receive such approval.

THE LOSS OF PROPERTY MANAGEMENT CONTRACTS WOULD REDUCE OUR REVENUES

     We manage some properties owned by third parties. In 1997, we received $13.9 million of revenue from the management of such properties, representing approximately 2% of our gross revenue. During the same period, Insignia, which merged with us on October 1, 1998, derived approximately 15% of its gross revenue from management of properties owned by third parties. We may suffer a loss of revenue if we lose our right to manage these properties or if the rental revenues upon which our management fees are based decline. In general, management contracts may be terminated or otherwise lost as a result of:

        - a disposition of the property by the owner in the ordinary course or as a result of financial distress of the property owner;

        - the property owner's determination that our management of the property is unsatisfactory;

        - willful misconduct, gross negligence or other conduct that constitutes grounds for termination; or

        - with respect to certain affordable properties, termination of such contracts by HUD or state housing finance agencies, generally at their discretion.

DEPENDENCE ON CERTAIN EXECUTIVE OFFICERS

     Although we have entered into employment agreements with our Chairman and Chief Executive Officer, Terry Considine, our President, Peter K. Kompaniez and our Executive Vice President -- START, Steven D. Ira, the loss of any of their services could have an adverse effect on our operations.

POSSIBLE CONFLICTS OF INTEREST; TRANSACTIONS WITH AFFILIATES

     We have been, and continue to be, involved in various transactions with a number of our affiliates, including executive officers, directors and entities in which they own interests. For example, in order to satisfy certain REIT requirements, Messrs. Considine and Kompaniez directly or indirectly control the management companies, which manage properties for third parties and affiliates. Although we own a 95% non-voting interest in these management companies, we have no control over them or their operations. As a result, the management companies could implement business decisions or policies that are not in our best interests. We have adopted certain policies designed to minimize or eliminate the conflicts of interest inherent in these transactions, including a requirement that a majority of our disinterested directors approve certain transactions with affiliates. However, there can be no assurance that these policies will be successful in eliminating the influence of such conflicts. Furthermore, such policies are subject to change without the approval of our stockholders.

TAX RISKS

     Adverse Consequences of Failure to Qualify as a REIT. Although we believe that we operate in a manner that enables us to meet the requirements for qualification as a REIT for Federal income tax purposes, we do not plan to request a ruling from the IRS that we qualify as a REIT. We have, however, previously received an opinion from the law firm of Skadden, Arps, Slate, Meagher & Flom LLP to the effect that, beginning with our initial taxable year ended December 31, 1994, we were organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code and that our proposed method of operation, and our actual method of operation since our formation through the date of such opinion, will enable us to meet the requirements for qualification and taxation as a REIT. The opinion is expressed as of its date and Skadden, Arps, Slate, Meagher & Flom LLP has no obligation to advise us of any change in applicable law or of any change in matters stated, represented or assumed after the date of such opinion.

     You should be aware that opinions of counsel are not binding on the IRS or any court. Our opinion of counsel is based upon certain representations and covenants made by us regarding the past, present and future conduct of our business operations. Furthermore, our opinion of counsel is conditioned on, and our continued qualification as a REIT will depend on, our ability to meet, through actual annual operating results, the various REIT qualification tests. Such requirements are discussed in more detail under the heading "Certain Federal Income Tax Consequences."

     If we fail to qualify as a REIT, we would not be allowed a deduction for dividends paid to our stockholders in computing our taxable income and we would be subject to Federal income tax at regular corporate rates. We also could be subject to the Federal alternative minimum tax. Unless we are entitled to relief under the tax law, we could not elect to be taxed as a REIT for four years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for payment to our investors would be reduced substantially for each of the years involved. See "Certain Federal Income Tax Consequences." Also, if we fail to qualify as a REIT, (i) we would be obligated to repurchase 750,000 shares of our preferred stock at a price of $105 per share, plus accrued and unpaid dividends to the date of repurchase, and (ii) we would be in default under our primary credit facilities and certain other loan agreements.

     If we acquire a corporation that is not a REIT (such as Insignia), we will qualify as a REIT only if we distribute all of the acquired corporation's "earnings and profits" by the end of the year. The determination of earnings and profits, however, is difficult and requires the resolution of technical tax issues. In addition, the IRS can consider all taxable years of Insignia as open for review for purposes of determining the amount of Insignia's earnings and profits. Our failure to distribute an amount equal to Insignia's earnings and profits on or before December 31, 1998, would result in AIMCO's failure to qualify as a REIT.

     Effect of Distribution Requirements. As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth.

     Possible Legislative or Other Actions Affecting REITs. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the tax law could adversely affect our investors. We cannot predict how changes in the tax law might affect us or our investors.

     Other Tax Liabilities. Even if we qualify as a REIT, we and our subsidiaries may be subject to certain Federal, state and local taxes on our income and property. Any such taxes would reduce our operating cash flow.

POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES

     Our charter limits ownership of our common stock by any single shareholder to 8.7% of the outstanding shares (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine). The charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. This could happen if a share transaction results in fewer than 100 persons owning all of our shares or in five or fewer persons, applying certain attribution rules of the Internal Revenue Code, owning 50% or more of our shares. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for
REITs:

        - the transfer will be considered null and void;

        - we will not reflect the transaction on our books;

        - we may institute legal action to enjoin the transaction;

        - we may demand repayment of any dividends received by the affected person on those shares;

        - we may redeem the shares at their then current market price;

        - the affected person will not have any voting rights for those shares; and

        - the shares (and all voting and dividend rights of the shares) will be held in trust for the benefit of one or more charitable organizations designated by us.

     We may purchase the shares held in trust at a price equal to the lesser of the price paid by the transferee of the shares or the then current market price. If the trust transfers any of the shares, the affected person will receive the lesser of the price he paid for the shares or the then current market price. An individual who acquires shares that violate the above rules bears the risk that:

        - he may lose control over the power to dispose of such shares;

        - he may not recognize profit from the sale of such shares if the market price of the shares increases;

        - he may be required to recognize a loss from the sale of such shares if the market price decreases; and

        - he may be required to repay any distributions received as a result of his ownership of such shares.

OUR CHARTER AND MARYLAND LAW MAY LIMIT THE ABILITY OF A THIRD PARTY TO ACQUIRE CONTROL OF THE COMPANY

     Ownership Limit. The 8.7% ownership limit discussed above may have the effect of precluding acquisition of control of us by a third party without the consent of our board of directors.

     Preferred Stock. Our charter authorizes our board of directors to issue up to 510,750,000 shares of capital stock. As of November 30, 1998, 484,027,500 shares were classified as Class A Common Stock, 262,500 shares were classified as Class B Common Stock and 26,460,000 were classified as preferred stock. Under the charter, our board of directors has the authority to classify and reclassify any of our unissued shares of capital stock into shares of preferred stock with such preferences, rights, powers and restrictions as our board of directors may determine. The authorization and issuance of preferred stock could have the effect of delaying or preventing someone from taking control of us, even if a change in control were in our stockholders' best interests.

     Maryland Business Statutes. As a Maryland corporation, we are subject to various Maryland laws which may have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests. The Maryland General Corporation Law restricts mergers and other business combination transactions between us and any person who acquires beneficial ownership of shares of our stock representing 10% or more of the voting power without our board of directors' prior approval. Any such business combination transaction could not be completed until five years after the person acquired such voting power, and generally only with the approval of stockholders representing 80% of all votes entitled to be cast and 66% of the votes entitled to be cast, excluding the interested stockholder or upon payment of a fair price. Maryland law also provides that a person who acquires shares of our stock that represent 20% or more of the voting power in electing directors will have no voting rights unless approved by a vote of two-thirds of the shares eligible to vote.

YEAR 2000 READINESS DISCLOSURE

GENERAL DESCRIPTION OF THE YEAR 2000 ISSUE AND THE NATURE AND EFFECTS OF THE YEAR 2000 ON INFORMATION TECHNOLOGY (IT) AND NON-IT SYSTEMS

     The Year 2000 Issue is the result of computer programs being written using two digits rather than four digits to define the applicable year. Any of the Company's computer programs or hardware that have date-sensitive software or embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

     Over the past twenty months, the Company has determined that it will be required to modify or replace significant portions of its software and certain hardware so that those systems will properly utilize dates beyond December 31, 1999. The Company presently believes that with modifications or replacements of existing software and certain hardware, the Year 2000 Issue can be mitigated. However, if such modifications and replacements are not made, or are not completed timely, the Year 2000 Issue could have a material impact on the operations of the Company.

     The Company's plan to resolve the Year 2000 Issue involves the following four phases: assessment, remediation, testing, and implementation. To date, the Company has fully completed its assessment of all information systems that could be significantly affected by the Year 2000, and has begun the remediation, testing and implementation phases on both hardware and software systems. Assessments are continuing in regards to embedded systems. The status of each is detailed below.

STATUS OF PROGRESS IN BECOMING YEAR 2000 COMPLIANT, INCLUDING TIMETABLE FOR COMPLETION OF EACH REMAINING PHASE

  Computer Hardware

     During 1997, AIMCO identified all of the computer systems at risk and formulated a plan to repair or replace each of the affected systems. The Company has replaced its mainframe system, including the creation of new applications, at a total cost of approximately $1.1 million. In August 1998, the Year-2000 compliant system became fully functional. In addition to the mainframe, PC-based network servers and routers and desktop PCs were analyzed for compliance. AIMCO has begun to replace each of the non-compliant network connections and desktop PCs and, as of September 30, 1998, is approximately 85% complete with this effort. The total cost to replace the PC-based network servers and routers and desktop PCs is expected to be approximately $1.7 million, of which $886,000 has been incurred to date. The remaining network connections and desktop PCs are expected to be upgraded to Year-2000 compliant systems by March 31, 1999.

  Computer Software

     As for software, AIMCO utilizes a combination of off-the-shelf commercially available software programs as well as custom-written programs that are designed to fit specific needs. Both of these types of programs were studied and implementation plans written and executed with the intent of repairing or replacing any non-compliant software programs.

     In 1997, when AIMCO merged with NHP Incorporated ("NHP"), the core financial system used by NHP was Year-2000 compliant. During 1998, AIMCO integrated all of its core financial systems to this compliant system for general ledger and financial reporting purposes. In 1997, AIMCO determined that the software used for property management and rent collection was not Year-2000 compliant. During 1998, AIMCO has implemented a Year-2000 compliant system at each of its 975 property sites, including owned and managed, at a cost of $700,000. Since then, AIMCO has acquired 75 properties and has also merged with Insignia. Insignia owned or managed 140 properties. As properties are acquired, AIMCO converts the existing property management and rent collections systems to AIMCO's Year-2000 compliant systems. The estimated additional costs to convert such systems at all recently acquired properties, including those acquired in the merger with Insignia, is $200,000, and the implementation and testing process is expected to be completed by March 31, 1999.

     The final software area is the office software and server operating systems. AIMCO has upgraded all non-compliant office software systems on each PC and has upgraded 93% of the server operating systems. The remaining server operating systems are planned to be upgraded to be Year-2000 compliant by December 1998.

  Operating Equipment

     AIMCO has operating equipment, primarily at the property sites, which needed to be evaluated for Year-2000 compliance. In September 1997, AIMCO began taking a census and inventorying embedded systems issues. At that time, management chose to focus its attention mainly upon security systems, elevators, heating-ventilation-air-conditioning systems (HVAC), telephone systems and switches, and sprinkler systems. While this area is the most difficult to fully research adequately, management has not yet found any major non-compliance issues that put AIMCO at risk financially or operationally. We intend to have a third-party conduct an audit of these systems and report their findings by December 1998.

     Any of the above operating equipment that has been found to be non-compliant to date has been replaced or repaired. To date, these have consisted only of security systems and phone systems. As of September 30, 1998, we have evaluated approximately 86% of the operating equipment for Year-2000 compliance. The total cost incurred as of September 30, 1998 to replace or repair the operating equipment was approximately $70,000. We estimate the cost to replace or repair any remaining operating equipment is approximately $325,000, and we expect to be completed by April 30, 1999. We continue to have "awareness campaigns" throughout the organization designed to raise awareness and report any possible compliance issues regarding operating equipment within our enterprise.

NATURE AND LEVEL OF IMPORTANCE OF THIRD PARTIES AND THEIR EXPOSURE TO THE YEAR 2000

     AIMCO is currently actively conducting surveys of its banking and vendor relationships to assess risks regarding their Year-2000 readiness. AIMCO has banking relationships with three major financial institutions, all of which have indicated their compliance efforts will be completed before May 1999. AIMCO has updated data transmission standards with two of the three financial institutions. AIMCO's contingency plan in this regard is to move accounts from any institution that cannot be certified to be Year 2000 compliant by June 1, 1999.

     The Company does not rely heavily on any single vendor for goods and services and does not have significant suppliers an subcontractors who share information systems with the Company (external agents). To date, the Company is not aware of any external agent with a Year 2000 issue that would materially impact the Company's results of operations, liquidity, or capital resources. However, the Company has no means of ensuring that external agents will be Year 2000 ready. Management does not believe that the inability of external agents to complete their Year 2000 resolution process in a timely manner will have a material impact on the financial position or results of operations of the Company. However, the effect of non-compliance by external agents is not readily determinable.

COSTS TO ADDRESS YEAR 2000

     This total cost of the Year 2000 project is estimated at $3.4 million and is being funded through operating cash flows. To date, the Company has approximately $2.8 million ($0.4 million expensed and $2.4 million capitalized for new systems and equipment), related to all phases of the Year 2000 project. Of the total remaining project costs, approximately $0.4 million is attributable to the purchase of new software and operating equipment, which will be capitalized. The remaining $0.2 million relates to repair of hardware and software and will be expensed as incurred.

RISK ASSOCIATED WITH THE YEAR 2000

     Management believes it has an effective program in place to resolve the Year 2000 issue in a timely manner. As noted above, the Company has not yet completed all necessary phases of the Year 2000 program. In the event that the Company does not complete any additional phases, certain worst case scenarios could occur. The worst case scenarios include elevators, security and HVAC systems that read incorrect dates and operate with incorrect schedules (e.g., elevators will operate on Monday as if it were Sunday). Although such a change is annoying to residents, it is not business critical. In addition, disruptions in the economy generally resulting from Year 2000 issues could also materially adversely affect the Company. The Company could be subject to litigation for computer systems failure, for example, equipment shutdown or failure to properly date business records. The amount of potential liability and lost revenue cannot be reasonably estimated at this time.

CONTINGENCY PLANS ASSOCIATED WITH THE YEAR 2000

     The Company has contingency plans for certain critical applications and is working on such plans for others. These contingency plans involve, among other actions, manual workarounds and selecting new relationships for such activities as banking relationships and elevator operating systems.

                                USE OF PROCEEDS

     The selling stockholders will receive all of the net proceeds from the sale of shares of Class B Cumulative Convertible Preferred Stock ("Class B Preferred Stock") or Class A Common Stock offered hereby. The Company will not receive any proceeds from the sale of such shares.

                              SELLING STOCKHOLDERS

     This prospectus relates to periodic offers and sales of up to 750,000 shares of Class B Preferred Stock and up to 3,621,940 shares of Class A Common Stock by the selling stockholders named below and their respective pledgees, donees and other successors in interest (collectively, "the Selling Stockholders"). The Selling Stockholders may include Merrill Lynch International Private Finance Limited, a Delaware corporation and pledgee of Security Capital Preferred Growth Incorporated ("SCPG") or any donees or other pledgees of SCPG after the date of this prospectus. The shares of Class A Common Stock that may be offered and sold by the Selling Stockholders include shares that may be issued in exchange for partnership common units of the AIMCO operating partnership and shares that may be issued upon conversion of Class B Preferred Stock.

     The following table sets forth certain information with respect to the Selling Stockholders and their beneficial ownership of shares of Class B Preferred Stock and Class A Common Stock as of the date hereof. Except as indicated below, none of the Selling Stockholders holds any position, office or has had any other material relationship with the Company, or any of its predecessors or affiliates, during the past three years.

                                                  SHARES OWNED PRIOR   SHARES OFFERED     SHARES OWNED
              SELLING STOCKHOLDER                    TO OFFERING           HEREBY       AFTER OFFERING(4)
              -------------------                 ------------------   --------------   -----------------
Security Capital Preferred Growth
  Incorporated..................................        750,000(1)         750,000              --
Security Capital Preferred Growth
  Incorporated..................................      2,463,053(2)       2,463,053              --
Arbor Station, LTD..............................         28,979(3)          28,979              --
B & G Signs.....................................          9,258(3)           9,258              --
Edgar E. Pankey, Trustee Under Declaration of
  Trust dated December 6, 1985..................        302,479(3)         302,479              --
  The Homer E. Lindley and Avonelle Lindley
     Family Trust dated June 29, 1989...........         70,915(3)          70,915              --
Garfran Smith Revocable Trust...................          7,419(3)           7,419              --
J&H Birmingham 1989 Trust dated August 21,
  1989..........................................        126,263(3)         126,263              --
Pankey Group, a California general
  partnership...................................        367,500(3)         367,500              --
Carolyn Cunningham-Smith........................          5,433(3)           5,433              --
Cynthia Edgerton................................          5,432(3)           5,432              --
Dewey C. Brown and Harriet Ann Brown,
  Co-trustees of the Brown Family Trust dated
  July 20, 1993.................................          5,433(3)           5,433              --
Donald E. Crocker and Uretta Mae Crocker, Co-
  trustees of the Donald E. Crocker and Uretta
  Mae Crocker Family Trust dated October 5,
  1992..........................................         33,721(3)          33,721              --
Annelle R. Lindley..............................          4,046(3)           4,046              --
Victor S. Pankey................................         60,709(3)          60,709              --
Roberta Pankey Hurst............................         51,090(3)          51,090              --
James H. Pankey.................................         66,090(3)          66,090              --
The Thomas A. Bradford Jr. Declaration of Trust
  dated 6/23/97.................................          4,243(3)           4,243              --
Lawrence D. Levin Esq...........................          2,755(3)           2,755              --
Lester G. Shapiro...............................          2,899(3)           2,899              --
William Brenner.................................          2,755(3)           2,755              --
Edward Hiller...................................          1,461(3)           1,461              --
Tracy A. Achelis................................              7(3)               7              --

---------------

(1) Represents shares of Class B Preferred Stock.

(2) Represents the total number of shares of Class A Common Stock that would be issuable upon conversion of the 750,000 shares of Class B Preferred Stock offered hereby (based on a conversion ratio of 3.28407). There is also offered hereby such additional number of shares of Class A Common Stock as may be issued upon conversion of shares of Class B Preferred Stock as a result of future adjustment of the conversion ratio pursuant to certain anti-dilution provisions.

(3) The number of shares shown reflects the number of shares of Class A Common Stock (subject to adjustment pursuant to anti-dilution adjustment provisions) that may be issued to the Selling Stockholder from time to time by AIMCO in exchange for partnership common units of the AIMCO operating partnership tendered for redemption by such Selling Stockholder pursuant to the agreement of limited partnership of the AIMCO operating partnership.

(4) Because the Selling Stockholders may sell some or all of the shares of Class B Preferred Stock or Class A Common Stock offered hereby, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of such shares, no estimate can be given as to the number of shares of Class B Preferred Stock or Class A Common Stock that will be held by the Selling Stockholders upon termination of any offering made hereby. If all of the shares offered hereby are sold, the Selling Stockholders will own the shares of Class B Preferred Stock, the shares of Class A Common Stock or partnership common units of the AIMCO operating partnership indicated in the table.

                              PLAN OF DISTRIBUTION

     This prospectus relates to the offer and sale from time to time by the Selling Stockholders of up to 750,000 shares of Class B Preferred Stock and up to 3,621,940 shares of Class A Common Stock. The Selling Stockholders may sell the shares from time to time in one or more transactions, which may include underwritten offerings, sales in open market or block transactions on the New York Stock Exchange, or such other national securities exchange or automated interdealer quotation system on which shares of Class A Common Stock are then listed or quoted, sales in the over-the-counter market, privately negotiated transactions, put or call options transactions relating to the shares, short sales of shares, or a combination of such methods of sale, at prices related to prevailing market prices at the time of the sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The Selling Stockholders have advised AIMCO that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the Selling Stockholders. In addition, any of the shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), may be sold under Rule 144 rather than pursuant to this prospectus.

     The Selling Stockholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). In effecting sales, such broker-dealers may arrange for other broker-dealers to participate.

     If shares are sold in an underwritten offering, the shares will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or prices at the time of the sale or at negotiated prices. Any initial public offering price and any discounts or commissions allowed or reallowed or paid to dealers may be changed from time to time. Underwriters may sell shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The Selling Stockholders and any underwriter or broker-dealer who acts in connection with the sale of shares hereunder may be deemed to be "underwriters," within the meaning of Section 2(11) of the Securities Act, and any compensation received by them and any profit on any resale of shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act.

     Because Selling Stockholders may be deemed to be "underwriters," within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the New York Stock Exchange pursuant to Rule 153 under the Securities Act. AIMCO has informed the Selling Stockholders that the anti-manipulation provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended, may apply to their sales in the market.

     In order to comply with the securities laws of certain jurisdictions, the securities offered hereby will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the securities offered hereby may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

     The Company has agreed to pay all expenses in connection with the registration of the shares being offered hereby. Selling Stockholders are responsible for paying broker's commissions, underwriting discounts and any other selling expenses, as well as fees and expenses of Selling Stockholders' counsel.

     AIMCO has agreed to indemnify certain of the Selling Stockholders, and their respective officers and directors and any person who controls such Selling Stockholders, against certain liabilities and expenses arising out of or based upon the information set forth or incorporated by reference in this prospectus, and the registration statement of which this prospectus is a part, including liabilities under the Securities Act. AIMCO or the Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

     Upon AIMCO being notified by a Selling Stockholder that any material arrangement has been entered into with an underwriter or a broker-dealer for the sale of shares through a special offering, block trade, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon AIMCO being notified by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

         DESCRIPTION OF CLASS B CUMULATIVE CONVERTIBLE PREFERRED STOCK

     The following description is a summary of the material terms and provisions of the Class B Preferred Stock. You should refer to the pertinent sections of AIMCO's charter and the articles supplementary to the AIMCO charter establishing the Class B Preferred Stock, each of which is available from the Company and is incorporated by reference herein.

RANKING

     The Class B Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of AIMCO, rank (a) prior or senior to the common stock of AIMCO and any other class or series of capital stock of AIMCO, including AIMCO's Class E Cumulative Convertible Preferred Stock ("Class E Preferred Stock"), if the holders of Class B Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of such class or series ("Class B Junior Stock"); (b) on a parity with the preferred stock of AIMCO (other than the Class E Preferred Stock) and with any other class or series of capital stock of AIMCO if the holders of such class or series of stock and the Class B Preferred Stock shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other ("Class B Parity Stock"); and (c) junior to any class or series of capital stock of AIMCO if the holders of such class or series shall be entitled to the receipt of dividends and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Class B Preferred Stock ("Class B Senior Stock").

DIVIDENDS

     Holders of Class B Preferred Stock are entitled to receive, when and as declared by the AIMCO board of directors, out of funds of AIMCO legally available for payment, cash dividends equal to the greater of (i) the base dividend of $1.78125 per quarter (the "Base Rate") or (ii) the cash dividends declared on the number of shares of Class A Common Stock, or portion thereof, into which a share of Class B Preferred Stock is convertible. The amount referred to in clause (ii) above payable for each full Dividend Period (as defined below) on the Class B Preferred Stock will be computed by multiplying the number of shares of Class A Common Stock, or portion thereof calculated to the fourth decimal point, into which a share of Class B Preferred Stock would be convertible at the opening of business on such Dividend Payment Date (as defined below) (based on the conversion price then in effect) by the aggregate cash dividends payable or paid for such Dividend Period on a share of Class A Common Stock outstanding as of the record date for the payment of dividends on the Common Stock with respect to such Dividend Period. If (A) AIMCO pays a cash dividend on its Class A Common Stock after the Dividend Payment Date for the corresponding Dividend Period and (B) the dividend on the Class B Preferred Stock for such Dividend Period calculated pursuant to clause (ii) above, taking into account the Class A Common Stock dividend referenced in clause (A), exceeds the dividend previously declared on the Class B Preferred Stock for such Dividend Period, AIMCO will pay an additional dividend to the holders of Class B Preferred Stock on the date that the Class A Common Stock dividend referenced in clause (A) is paid, in an amount equal to the difference between the dividend calculated pursuant to clause (B) and the dividends previously declared on the Class B Preferred Stock with respect to such Dividend Period. Such dividends shall be cumulative from the date of original issue, whether or not in any Dividend Period or Periods such dividends shall be declared or there shall be funds of AIMCO legally available for payment of such dividends, and shall be payable quarterly in arrears on the Dividend Payment Dates. Any dividend payable on the Class B Preferred Stock for any partial dividend period will be computed ratably on the basis of twelve 30-day months and a 360-day year. Dividends will be payable in arrears to holders of record as they appear on the stock records of AIMCO at the close of business on a record date fixed by AIMCO's board of directors, which shall be not more than 60 days prior to the applicable Dividend Payment Date and, within such 60-day period, shall be the same date as the record date for the regular quarterly dividend payable with respect to Class A Common Stock for the Dividend Period to which such Dividend Payment Date relates (or, if there is no such record date for Class A Common Stock, then such date as AIMCO's board of directors may fix). Holders of Class B Preferred Stock shall not be entitled to receive any dividends in excess of cumulative dividends on the Class B Preferred Stock. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Class B Preferred Stock that may be in arrears.

     Upon a final administrative determination by the Internal Revenue Service that AIMCO does not qualify as a REIT in accordance with Section 856 of the Internal Revenue Code, the Base Rate will be increased to $3.03125 until such time as AIMCO regains its status as a REIT; provided, however, that if AIMCO contests its loss of REIT status in Federal Court, following its receipt of an opinion of nationally recognized tax counsel to the effect that there is a reasonable basis to contest such loss of status, the Base Rate shall not be increased during the pendency of such judicial proceeding; provided further, however, that upon a final judicial determination in Federal Tax Court, Federal District Court or the Federal Claims Court that AIMCO does not qualify as a REIT, the Base Rate will be increased as stated above from the date of such judicial determination.

     When dividends are not paid in full upon the Class B Preferred Stock or any other class or series of Class B Parity Stock, or a sum sufficient for such payment is not set apart, all dividends declared upon the Class B Preferred Stock and any shares of Class B Preferred Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Class B Preferred Stock and accumulated, accrued and unpaid on such Class B Parity Stock. Except as set forth in the preceding sentence, unless dividends on the Class B Preferred Stock equal to the full amount of accumulated, accrued and unpaid dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past dividend periods, no dividends shall be declared or paid or set apart for payment by AIMCO and no other distribution of cash or other property may be declared or made, directly or indirectly, by AIMCO with respect to any shares of Class B Parity Stock. Unless dividends equal to the full amount of all accumulated, accrued and unpaid dividends on the Class B Preferred Stock have been paid, or declared and set apart for payment, for all past dividend periods, no dividends (other than dividends or distributions paid in shares of Class B Junior Stock or options, warrants or rights to subscribe for or purchase shares of Class B Junior Stock) may be declared or paid or set apart for payment by AIMCO and no other distribution of cash or other property may be declared or made, directly or indirectly, by AIMCO with respect to any shares of Class B Junior Stock, nor shall any shares of Class B Junior Stock be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of Class A Common Stock made for purposes of an employee incentive or benefit plan of AIMCO or any subsidiary) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such stock), directly or indirectly, by AIMCO (except by conversion into or exchange for shares of Class B Junior Stock, or options, warrants or rights to subscribe for or purchase shares of Class B Junior Stock), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of shares of Class B Junior Stock).

     AIMCO's credit facilities contain restrictive covenants which may limit, among other things, the ability of AIMCO to pay dividends or make other restricted payments. In particular, the credit agreement with Bank of America National Trust and Savings Association provides that AIMCO may make distributions during any 12-month period in an amount in the aggregate which does not exceed the greater of 80% of funds from operations for such period or such amount as may be necessary to maintain REIT status, provided that no event of default exists as a result of a breach of certain financial ratios and tests that AIMCO is required to meet. A failure of AIMCO to comply with these or other conditions and obligations contained in the credit facilities could result in adverse consequences to holders of the Class B Preferred Stock, could render AIMCO unable to pay required dividends or make redemptions, and could result in an event of default under AIMCO's credit facilities. In addition, the convertible debentures underlying the 6 1/2% Trust Convertible Preferred Securities of a subsidiary of AIMCO prohibit the payment of dividends on AIMCO's capital stock if AIMCO elects to defer payments of interest on such convertible debentures, which it will have the right, under circumstances, to do for periods of up to 60 months. Also, the terms of AIMCO's Class E Preferred Stock prohibits, after January 15, 1999, the payment of dividends on any other class or series of AIMCO capital stock if dividends have not been paid on the Class E Preferred Stock. Other securities of AIMCO that may be issued in the future may also contain financial or other covenants more restrictive than those applicable to AIMCO's existing credit facilities, the convertible debentures of the Class E Preferred Stock.

     "Dividend Periods" means quarterly dividend periods commencing on and including January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period; however, the Dividend Period during which any Class B Preferred Stock may be redeemed or converted as described below, will end on and include the redemption date with respect to the Class B Preferred Stock being redeemed. "Dividend Payment Date" means, with respect to each Dividend Period, (a) for any Dividend Period for which AIMCO pays a dividend on its Class A Common Stock, the date on which the dividend is paid, or (b) for any Dividend Period for which AIMCO does not pay a dividend on its Class A Common Stock, the sixtieth day from and including the last day of such Dividend Period. If any Dividend Payment Date does not fall on a business day, any such dividend payable shall be paid on business day immediately following such Dividend Payment Date.

LIQUIDATION PREFERENCES

     Upon any voluntary or involuntary liquidation, dissolution or winding up of AIMCO, before any payment or distribution by AIMCO shall be made to or set apart for the holders of any shares of Class B Junior Stock, the holders of shares of Class B Preferred Stock shall be entitled to receive a liquidation preference of $100 per share (the "Class B Liquidation Preference"), plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Class B Preferred Stock have been paid the Class B Liquidation Preference in full, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, no payment shall be made to any holder of Class B Junior Stock upon the liquidation, dissolution or winding up of AIMCO. If upon any liquidation, dissolution or winding up of AIMCO, and assets of AIMCO, or proceeds thereof, distributable among the holders of Class B Preferred Stock shall be insufficient to pay in full the above described preferential amount and liquidating payments on any other shares of any class or series of Class B Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of Class B Preferred Stock and any such other Class B Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Class B Preferred Stock and any such other Class B Parity Stock if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up of AIMCO shall not include a consolidation or merger of AIMCO with one or more corporations, a sale or transfer of all or substantially all of AIMCO's assets, or a statutory share exchange.

     Upon any liquidation, dissolution or winding up of AIMCO, after payment shall have been made in full to the holders of Class B Preferred Stock and any Class B Parity Stock, any other series or class or classes of Class B Junior Stock shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Class B Preferred Stock and any Class B Parity Stock shall not be entitled to share therein.

REDEMPTION

     Shares of Class B Preferred Stock shall not be redeemable by AIMCO prior to August 4, 2002. On or after August 4, 2002, AIMCO may, at its option, redeem shares of Class B Preferred Stock, in whole or from time to time in part, at a cash redemption price equal to 100% of the Class B Liquidation Preference, plus all accumulated, accrued and unpaid dividends to the date fixed for redemption (the "Call Date"). The Call Date shall be selected by AIMCO and shall be not less than 30 days nor more than 60 days after the date notice of redemption is sent by AIMCO. If full cumulative dividends on all outstanding shares of Class B Preferred Stock and any other class or series of Class B Parity Stock have not been paid or declared, no shares of Class B Preferred Stock may be redeemed unless all outstanding shares of Class B Preferred Stock are simultaneously redeemed and neither AIMCO nor any of its affiliates may purchase or acquire shares of Class B Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of Class B Preferred Stock. The redemption price for the Class B Preferred Stock (other than any portion thereof consisting of accumulated, accrued and unpaid dividends) shall be payable solely with the proceeds from the sale by AIMCO or the AIMCO operating partnership of other capital shares of AIMCO or the AIMCO operating partnership (whether or not such sale occurs concurrently with such redemption). For purposes of the preceding sentence, "capital shares" means any common stock, preferred stock, depositary shares, partnership or other interests, participations or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable at the option of the holder for equity securities (unless and to the extent such debt securities are subsequently converted into capital shares)) or options to purchase any of the foregoing of or in AIMCO or the AIMCO operating partnership.

     Notice of redemption of the Class B Preferred Stock shall be mailed by AIMCO to each holder of record of the shares to be redeemed by first class mail, postage prepaid at such holder's address as the same appears on the stock records of AIMCO. Any notice which was mailed as described above shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each notice shall state: (i) the Call Date; (ii) the number of shares of Class B Preferred Stock to be redeemed; (iii) the place or places where certificates for such shares of Class B Preferred Stock are to be surrendered for cash; and (iv) the redemption price payable on such Call Date, including, without limitation, a statement as to whether or not accumulated, accrued and unpaid dividends will be (x) payable as part of the redemption price, or (y) payable on the next Dividend Payment Date to the record holder at the close of business on the relevant record date as described above. From and after the Call Date, dividends on the shares of Class B Preferred Stock to be redeemed will cease to accrue, such shares shall no longer be deemed to be outstanding and all rights of the holders thereof shall cease (except (a) the right to receive the cash payable upon such redemption without interest thereon, and (b) if the Call Date occurs after a dividend record date and on or prior to the related Dividend Payment Date, the right of record holders at the close of business on such record date to receive the dividend payable on such Dividend Payment Date).

     The Class B Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions (except as provided under "-- Restrictions on Ownership and Transfer").

CONVERSION

     At any time, a holder of the Class B Preferred Stock has the right, at such holder's option, to convert such shares, in whole or in part, into the number of fully paid and non-assessable shares of Class A Common Stock per each share of Class B Preferred Stock obtained by dividing $100 (excluding any accumulated, accrued and unpaid dividends) per share of Class B Preferred Stock by the Conversion Price by surrendering such shares to be converted. In the case of shares of Class B Preferred Stock called for redemption, conversion rights shall terminate at the close of business on the Call Date fixed for such redemption, unless AIMCO shall default in making payment of cash payable upon such redemption.

     In order to exercise the conversion right, the holder of each share of Class B Preferred Stock to be converted shall surrender the certificate representing such share at the office of the transfer agent, accompanied by written notice to AIMCO that the holder thereof elects to convert such share of Class B Preferred Stock. Unless the shares issuable on conversion are to be issued in the same name as the name in which such share of Class B Preferred Stock is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to AIMCO, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to AIMCO demonstrating that such taxes have been paid).

     Holders of shares of Class B Preferred Stock at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion thereof following such dividend payment record date and prior to such Dividend Payment Date. Except as provided above, AIMCO shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Class A Common Stock issued upon such conversion.

     As promptly as practicable after the surrender of certificates for shares of Class B Preferred Stock as aforesaid, AIMCO shall issue and shall deliver to such holder, or send on such holder's written order, a certificate or certificates for the number of full shares of Class A Common Stock issuable upon the conversion of such shares of Class B Preferred Stock.

     Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the holder surrenders the certificates for shares of Class B Preferred Stock and AIMCO receives notice. The person or persons in whose name or names any certificate or certificates for shares of Class A Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date. The conversion shall be at the conversion price in effect at such time and on such date unless the stock transfer books of AIMCO are closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the conversion price in effect on the date on which such shares shall have been surrendered and such notice received by AIMCO.

     No fractional share or scrip representing fractions of a share of Class A Common Stock shall be issued upon conversion of the shares of Class B Preferred Stock. Instead of any fractional interest in a share of Class A Common Stock that would otherwise be deliverable upon the conversion of shares of Class B Preferred Stock, AIMCO shall pay to the holder of such share an amount in cash based upon the current market price of the Class A Common Stock on the trading day immediately preceding the date of conversion. If more than one share is surrendered for conversion at one time by the same holder, the number of full shares of Class A Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Class B Preferred Stock so surrendered.

     The conversion price is subject to adjustments upon the occurrence of any of the following events:

          (i) If AIMCO after the original issue date (A) pays a dividend or makes a distribution on its capital stock in shares of Class A Common Stock, (B) subdivides its outstanding Class A Common Stock into a greater number of shares, (C) combines its outstanding Class A Common Stock into a smaller number of shares or (D) issues any shares of capital stock by reclassification of its outstanding Class A Common Stock.

          (ii) If AIMCO issues after the original issue date rights, options or warrants to all holders of Class A Common Stock entitling them (for a period expiring within 45 days after the record date described below) to subscribe for or purchase Class A Common Stock at a price per share less than the fair market value per share of the Class A Common Stock on the record date for the determination of stockholders entitled to receive such rights, options or warrants.

          (iii) If AIMCO distributes to all holders of its Class A Common Stock any securities of AIMCO (other than shares of Class A Common Stock (including any distribution in securities (other than rights, options or warrants)).

          (iv) In case an issuer or self tender offer made by AIMCO for all or any portion of the outstanding Class A Common Stock expires and such tender offer involves the payment by AIMCO of consideration per share of Class A Common Stock having a fair market value (as determined in good faith by AIMCO's board of directors), at the last time (the "Expiration Time") tenders may be made pursuant to such offer, that exceeds the current market price per share of Class A Common Stock on the trading day next succeeding the Expiration Time.

     No adjustment in the conversion price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price. However, any adjustments that by reason of the immediately preceding sentence are not required to be made shall be carried forward and taken into account in any subsequent adjustment until made. Any adjustment shall be required and made in accordance with the provisions herein (other than this paragraph) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of shares of Class A Common Stock. Notwithstanding any other provisions herein, AIMCO shall not be required to make any adjustment of the conversion price for the issuance of (A) any shares of Class A Common Stock pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of AIMCO and the investment of optional amounts in shares of Class A Common Stock under such plan or (B) any options, rights or shares of Class A Common Stock pursuant to any stock option, stock purchase or other stock-based plan maintained by AIMCO.

     If AIMCO is a party to any Transaction (as defined below), in each case as a result of which shares of Class A Common Stock are converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Class B Preferred Stock which is not converted into the right to receive stock, securities or other property in connection with such Transaction shall thereupon be convertible into the kind and amount of shares of stock, securities and other property (including cash or any combination thereof) receivable upon such consummation by a holder of that number of shares of Class A Common Stock into which one share of Class B Preferred Stock was convertible immediately prior to such Transaction. AIMCO shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this paragraph, it shall not consent or agree to the occurrence of any Transaction until AIMCO has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Class B Preferred Stock that will contain provisions enabling the holders of the Class B Preferred Stock that remain outstanding after such Transaction to convert into the consideration received by holders of Class A Common Stock at the conversion price in effect immediately prior to such Transaction. The provisions of this paragraph shall similarly apply to successive Transactions. "Transactions" mean, without limitation, a merger, consolidation, statutory share exchange, issuer or self tender offer for at least 80% of the shares of Class A Common Stock, sale of all or substantially all of AIMCO's assets or recapitalization of the Class A Common Stock.

     If:

          (i) AIMCO declares a dividend (or any other distribution) on the Class A Common Stock (other than cash dividends and cash distributions); or

          (ii) AIMCO authorizes the granting to all holders of the Class A Common Stock of rights or warrants to subscribe for or purchase any shares of any class or series of capital stock or any other rights or warrants; or

          (iii) there is any reclassification of the outstanding Class A Common Stock or any consolidation or merger to which AIMCO is a party and for which approval of any stockholders of AIMCO is required, or a statutory share exchange, an issuer or self tender offer shall have been commenced for at least 30% of the outstanding shares of Class A Common Stock (or an amendment thereto changing the maximum number of shares sought or the amount or type of consideration being offered therefor shall have been adopted), or the sale or transfer of all or substantially all of the assets of AIMCO as an entirety; or

          (iv) there occurs the voluntary or involuntary liquidation, dissolution or winding up of AIMCO,

then AIMCO shall cause to be filed with the transfer agent and shall cause to be mailed to each holder of shares of Class B Preferred Stock at such holder's address as shown on the stock records of AIMCO, as promptly as possible, a notice stating (A) the record date for the payment of such dividend, distribution or rights or warrants, or, if a record date is not established, the date as of which the holders of Class A Common Stock of record to be entitled to such dividend, distribution or rights or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Class A Common Stock of record shall be entitled to exchange their shares of Class A Common Stock for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up or (C) the date on which such tender offer commenced, the date on which such tender offer is scheduled to expire unless extended, the consideration offered and the other material terms thereof (or the material terms of any amendment thereto).

     Whenever the conversion price is adjusted as herein provided, AIMCO shall promptly file with the transfer agent an officer's certificate setting forth the conversion price after such adjustment and setting forth a brief statement of the facts requiring such adjustment which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after delivery of such certificate, AIMCO shall prepare a notice of such adjustment of the conversion price setting forth the adjusted conversion price and the effective date such adjustment becomes effective and shall mail such notice of such adjustment of the conversion price to each holder of shares of Class B Preferred Stock at such holder's last address as shown on the stock records of AIMCO.

     There shall be no adjustment of the conversion price in case of the issuance of any capital stock of AIMCO in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section.

     If AIMCO takes any action affecting the Class A Common Stock, other than action described herein, that in the opinion of AIMCO's board of directors would materially adversely affect the conversion rights of the holders of Class B Preferred Stock, the conversion price for the Class B Preferred Stock may be adjusted, to the extent permitted by law in such manner, if any, and at such time as AIMCO's board of directors, in its sole discretion, may determine to be equitable under the circumstances.

     AIMCO shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Class A Common Stock solely for the purpose of effecting conversion of the Class B Preferred Stock, the full number of shares of Class A Common Stock deliverable upon the conversion of all outstanding shares of Class B Preferred Stock not theretofore converted into Class A Common Stock. For purposes of this paragraph, the number of shares of Class A Common Stock that shall be deliverable upon the conversion of all outstanding shares of Class B Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single holder (and without regard to the ownership limit set forth in AIMCO's charter).

     In addition to any other adjustment required hereby, to the extent permitted by law, AIMCO from time to time may decrease the conversion price by any amount, permanently or for a period of at least twenty business days, if the decrease is irrevocable during the period.

     Conversion of Class B Preferred Stock shall be permitted only to the extent that such conversion would not result in a violation of AIMCO's Ownership Restrictions (as defined in its charter), after taking into account any waiver of such limitation granted to any holder of the shares of Class B Preferred Stock.

VOTING RIGHTS

     Holders of shares of Class B Preferred Stock will not have any voting rights, except as set forth below and except as otherwise required by applicable law.

     If and whenever (a) dividends on any shares of Class B Preferred Stock or any series or class of Class B Parity Stock are in arrears for six or more quarterly periods (whether or not consecutive), or (b) dividends on the Class A Common Stock are not paid in an amount per share at least equal to $0.4625 (subject to certain adjustments) for two consecutive quarterly periods (the "Base Common Stock Dividend"), the number of directors then constituting the AIMCO board of directors shall be increased by two (in the case of an arrearage in dividends described in clause (a)) or one additional director (in the case of arrearage of dividends described in clause (b)) (in each case if not already increased by reason of similar types of provisions with respect to shares of Class B Parity Stock of any other class or series which is entitled to similar voting rights (the "Voting Preferred Stock")), and the holders of shares of Class B Preferred Stock, together with the holders of shares of all other Voting Preferred Stock then entitled to exercise similar voting rights, voting as a single class regardless of series, will be entitled to vote for the election of the two additional directors (in the case of an arrearage in dividends described in clause (a)) or one additional director (in the case of arrearage of dividends described in clause (b)) of AIMCO at any annual meeting of stockholders or at a special meeting of the holders of the Class B Preferred Stock and of the Voting Preferred Stock called for that purpose. AIMCO must call such special meeting upon the request of any holder of shares of Class B Preferred Stock. Whenever,
(i) in the case of an arrearage in dividends described in clause (a), dividends in arrears on outstanding shares of the Class B Preferred

Stock and the Voting Preferred Stock shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, or (ii) in the case of an arrearage in dividends described in clause (a), all arrears in dividends described in clause (b), AIMCO makes a quarterly dividend payment on the Class A Common Stock in an amount per share equal to or exceeding the Base Common Stock Dividend, then the right of the holders of the Class H Preferred Stock and of the Voting Preferred Stock to elect such additional two directors (in the case of an arrearage in dividends described in clause (a)) or one additional director (in the case of arrearage of dividends described in clause (b)) shall cease and the terms of office of such directors shall terminate and the number of directors constituting the AIMCO board of directors shall be reduced accordingly.

     The affirmative vote or consent of at least 66 2/3% of the votes entitled to be cast by the holders of the outstanding shares of Class B Preferred Stock and the holders of all other classes or series of Class B Parity Stock entitled to vote on such matters, voting as a single class, will be required to (i) authorize, create, increase the authorized amount of, or issue any shares of any class of Class B Senior Stock or any security convertible into shares of any class of Class B Senior Stock, or (ii) amend, alter or repeal any provision of, or add any provision to, AIMCO's charter, including the articles supplementary, or the by-laws of AIMCO, if such action would materially adversely affect the voting powers, rights or preferences of the holders of the Class B Preferred Stock; provided, however, that no such vote of the holders of Class B Preferred Stock shall be required if, at or prior to the time such amendment, alteration or repeal is to take effect or the issuance of any such Class B Senior Stock or convertible security is to be made, as the case may be, provisions are made for the redemption of all outstanding shares of Class B Preferred Stock. The amendment of AIMCO's charter to authorize, create, increase the authorized amount of or issue Class B Junior Stock or any shares of any class of Class B Parity Stock shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Class B Preferred Stock.

     With respect to the exercise of the above described voting rights, each share of Class B Preferred Stock shall have one (1) vote per share, except that when any other class or series of preferred stock shall have the right to vote with the Class B Preferred Stock as a single class, then the Class B Preferred Stock and such other class or series shall have one vote per $100 of stated Class B Liquidation Preference.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

     Ownership of shares of Class B Preferred Stock by any person will be limited such that the sum of the aggregate value of all Equity Stock (including all shares of Class B Preferred Stock) owned directly or constructively by such person may not exceed 8.7% (or 15% in the case of certain pension trusts, registered investment companies and Mr. Considine) of the aggregate value of all outstanding shares of Equity Stock (the "Ownership Limit"). AIMCO's board of directors may upon appropriate evidence waive the ownership limit. Further, certain transfers which may have the effect of causing AIMCO to lose its status as a REIT are void AB INITIO.

     Any person who acquires or attempts to acquire beneficial or constructive ownership of Class B Preferred Stock that will or may violate the Ownership Limit, or any person who would have owned Class B Preferred Stock except for the transfer of shares to the trust as described below, is required to give notice immediately to AIMCO and provide AIMCO with such other information as AIMCO may request in order to determine the effect of such transfer on AIMCO's status as a REIT.

     If any transfer of Class B Preferred Stock occurs, which, if effective, would result in any person beneficially or constructively owning Class B Preferred Stock in excess or in violation of the Ownership Limit (a "Prohibited Transferee"), such shares of Class B Preferred Stock in excess of the Ownership Limit shall be automatically transferred to a trustee (the "Trustee"), in his capacity as trustee of a trust (the "Trust") for the exclusive benefit of one or more charitable beneficiaries (the "Charitable Beneficiaries") designated by AIMCO, and the Prohibited Transferee shall generally have no rights in such shares, except upon sale of the shares by the Trustee. Such automatic transfer shall be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer. Shares of Class B Preferred Stock held in the Trust shall be issued and outstanding shares of AIMCO. The Prohibited Transferee shall not benefit economically from ownership of any shares of Class B Preferred Stock held in the Trust, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of Class B Preferred Stock held in the Trust. The Trustee shall have all voting rights and rights to dividends with respect to shares of Class B Preferred Stock held in the Trust, which rights shall be exercised for the benefit of the Charitable Beneficiaries. Any dividend or other distribution paid prior to the discovery by AIMCO that shares of Class B Preferred Stock have been transferred to the Trustee shall be repaid to AIMCO upon demand, and any dividend or other distribution declared but unpaid with respect to such shares shall be rescinded as void. Any dividend or distribution so disgorged or rescinded shall be paid to the Trustee and held in trust for the Charitable Beneficiaries.

     The Trustee may sell the Class B Preferred Stock held in the Trust to a person, designated by the Trustee, whose ownership of the Class B Preferred Stock will not violate the Ownership Limit. Upon such sale, the interest of the Charitable Beneficiaries in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Transferee and to the Charitable Beneficiary as described below. The Prohibited Transferee shall receive the lesser of (i) the price paid by the Prohibited Transferee for the shares or if the Prohibited Transferee did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., a gift, devise or other such transaction), the Market Price (as defined in the articles supplementary) of such shares on the day of the event causing the shares to be held in the Trust and (ii) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any proceeds in excess of the amount payable to the Prohibited Transferee shall be payable to the Charitable Beneficiaries.

     In addition, shares of Class B Preferred Stock held in the Trust shall be deemed to have been offered for sale to AIMCO, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (ii) the market price on the date AIMCO or its designee accepts such offer.

     If AIMCO's board of directors or a committee thereof determines that a transfer or proposed transfer of shares of Class B Preferred Stock violates or will violate the Ownership Limit or certain other provisions of the Charter prohibiting transfers which may have the effect of causing AIMCO to lose its REIT status, AIMCO's board of directors or a committee thereof is empowered to take any action it deems advisable to refuse to give effect to or to prevent such transfer, including causing AIMCO to redeem such shares at the then current market price and on such other terms and conditions as AIMCO's board of directors may determine (including by means of the issuance of long-term indebtedness for the purpose of such redemption) and demanding the repayment of any dividends received in respect of such shares. In addition, AIMCO's board of directors may take such action as it determines to be advisable to maintain AIMCO's status as a REIT, including reducing the Ownership Limit in the event of a change in law.

     All certificates representing Class B Preferred Stock will bear a legend referring to the restrictions described above.

     Every owner of more than 5% (or such lesser percentage prescribed in regulations under the Internal Revenue Code) of the outstanding shares of Class B Preferred Stock, within 30 days after January 1 of each year, is required to give written notice to AIMCO stating the name and address of such owner, the number of shares of Class B Preferred Stock which the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to AIMCO such additional information as AIMCO may request in order to determine the effect, if any, of such ownership on AIMCO's status as a REIT and to ensure compliance with the Ownership Limit. In addition, each stockholder shall provide to AIMCO such information as AIMCO may request, in its sole discretion, in order to determine AIMCO's status as a REIT and to comply with the requirements of any taxing authority or governmental agency to determine any such compliance or to ensure compliance with the Ownership Limit.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain Federal income tax consequences to the Selling Stockholders of Class B Preferred Stock or Class A Common Stock (collectively, the Class B Preferred Stock and the Class A Common Stock are referred to herein as the "AIMCO Stock"). This discussion is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department thereunder (the "Treasury Regulations"), rulings issued by the IRS, and judicial decisions, all in effect as of the date of this prospectus and all of which are subject to change, possibly retroactively. This discussion is for general information only, and does not purport to discuss all aspects of Federal income taxation which may be important to a particular investor in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including investment companies, financial institutions, broker-dealers, insurance companies and, except to the extent discussed below, tax-exempt organizations and foreign investors as determined for United States Federal income tax purposes). This summary assumes that investors will hold their AIMCO Stock as "capital assets" (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed herein.

     The Federal income tax treatment of holders of AIMCO Stock depends in some instances on determinations of fact and interpretations of complex provisions of Federal income tax law for which no clear precedent or authority may be available. Each prospective investor should consult its tax advisor regarding the Federal, state, local and foreign tax consequences of acquiring, holding, exchanging, or otherwise disposing of Class B Preferred Stock or Class A Common Stock and of AIMCO's election to be subject to tax, for Federal income tax purposes, as a real estate investment trust.

TAXATION OF AIMCO

     General. The REIT provisions of the Internal Revenue Code are highly technical and complex. The following summary sets forth certain aspects of the provisions of the Internal Revenue Code that govern the Federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, Treasury Regulations, and administrative and judicial interpretations thereof, all of which are subject to change, possibly retroactively.

     AIMCO has elected to be taxed as a REIT under the Internal Revenue Code commencing with its taxable year ending December 31, 1994, and AIMCO intends to continue such election. AIMCO believes that it was organized in conformity with the requirements for qualification as a REIT, and that its proposed method of operation, and its actual method operation since its formation, will enable it to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. Such qualification and taxation as a REIT depends upon AIMCO's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Internal Revenue Code as discussed below. Accordingly, no assurance can be given that the actual results of AIMCO's operations for any one taxable year have satisfied or will satisfy such requirements. See "-- Failure to Qualify." No assurance can be given that the IRS will not challenge AIMCO's eligibility for taxation as a REIT.

     Provided AIMCO qualifies for taxation as a REIT, it will generally not be subject to Federal corporate income tax on its net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a corporation. However, notwithstanding AIMCO's qualification as a REIT, AIMCO will be subject to Federal income tax as follows: First, AIMCO will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, AIMCO may be subject to the "alternative minimum tax" on its items of tax preference. Third, if AIMCO has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fourth, if AIMCO should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which AIMCO fails the 75% or 95% test multiplied by (b) a fraction intended to reflect AIMCO's profitability. Fifth, if AIMCO should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year (other than certain long-term capital gains that AIMCO elects to retain and pay the tax thereon), and (iii) any undistributed taxable income from prior periods, AIMCO would be subjected to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Sixth, if AIMCO acquires assets from a subchapter C corporation in a transaction in which the adjusted tax basis of the assets in the hands of AIMCO is determined by reference to the adjusted tax basis of such assets in the hands of the subchapter C corporation, under Treasury Regulations not yet promulgated, the subchapter C corporation would be required to recognize any net Built-In Gain (as defined below) that would have been realized if the subchapter C corporation had liquidated on the day before the date of the transfer. Pursuant to IRS Notice 88-19, AIMCO may elect, in lieu of the treatment described above, to be subject to tax if it recognizes gain on the disposition of any such assets during the ten-year period beginning on the day on which it acquires such assets at the highest regular corporate tax rate on such gain to the extent of the excess, if any, of the fair market value over the adjusted basis of such asset as of the beginning of the ten-year period ("Built-in Gain"). AIMCO intends to make such an election and, therefore, will be taxed at the highest regular corporate rate on such Built-in Gain if, and to the extent, such assets are sold within the specified ten-year period. It should be noted that AIMCO has acquired (and may acquire in the future) a significant amount of assets with Built-in Gain and a taxable disposition by AIMCO of any of these assets within ten years of their acquisitions would subject AIMCO to tax under the foregoing rule. Seventh, AIMCO could be subject to foreign taxes on its investments and activities in foreign jurisdictions. In addition, AIMCO could be subject to tax in certain situations and on certain transactions not presently contemplated.

     Requirements for Qualification. The Internal Revenue Code defines a REIT as a corporation, trust or association (1) that is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for the special Internal Revenue Code provisions applicable to REITs; (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code;
(5) the beneficial ownership of which is held by 100 or more persons; (6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities); and (7) which meets certain other tests described below (including with respect to the nature of its income and assets). The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. AIMCO's charter provides certain restrictions regarding transfers of its shares, which provisions are intended to assist AIMCO in satisfying the share ownership requirements described in conditions (5) and (6) above.

     To monitor AIMCO's compliance with the share ownership requirements, AIMCO is required to maintain records regarding the actual ownership of its shares. To do so, AIMCO must demand written statements each year from the record holders of certain percentages of its stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by AIMCO). A list of those persons failing or refusing to comply with this demand must be maintained as part of AIMCO's records. A stockholder who fails or refuses to comply with the demand must submit a statement with its tax return disclosing the actual ownership of the shares and certain other information.

     In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. AIMCO satisfies this requirement.

     Ownership of Partnership Interests. In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership's assets and to earn its proportionate share of the partnership's income. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, AIMCO's proportionate share of the assets, liabilities and items of income of the partnerships and limited liability companies in which it has ownership interests (the "Subsidiary Partnerships") will be treated as assets, liabilities and items of income of AIMCO for purposes of applying the REIT requirements described herein. A summary of certain rules governing the Federal income taxation of partnerships and their partners is provided below in "Tax Aspects of AIMCO's Investments in Partnerships."

     Income Tests. In order to maintain qualification as a REIT, AIMCO annually must satisfy two gross income requirements. First, at least 75% of AIMCO's gross income (excluding gross income from "prohibited transactions," i.e., certain sales of property held primarily for sale to customers in the ordinary course of business) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of AIMCO's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, and from dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing).

     Rents received by AIMCO through the Subsidiary Partnerships qualify as "rents from real property" in satisfying the gross income requirements described above, only if several conditions are met, including the following. If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Moreover, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" from which the REIT derives no revenue. However, AIMCO (or its affiliates) may directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, AIMCO (or its affiliates) may provide non-customary services to tenants of its properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. For purposes of this test, the income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services.

     AIMCO's management companies receive management fees and other income. A portion of such fees and other income will accrue to AIMCO through distributions from AIMCO's management companies that will be classified as dividend income to the extent of the earnings and profits of AIMCO's management companies. Such distributions will generally qualify under the 95% gross income test but not under the 75% gross income test.

     If AIMCO fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions are generally available if AIMCO's failure to meet such tests was due to reasonable cause and not due to willful neglect, AIMCO attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances AIMCO would be entitled to the benefit of these relief provisions. If these relief provisions are inapplicable to a particular set of circumstances involving AIMCO, AIMCO will not qualify as a REIT. As discussed above in "-- General," even where these relief provisions apply, a tax is imposed with respect to the excess net income.

     Asset Tests. AIMCO, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of AIMCO's total assets must be represented by real estate assets (including its allocable share of real estate assets held by the Subsidiary Partnerships), stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of AIMCO, cash, cash items and U.S.

government securities. Second, not more than 25% of AIMCO's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by AIMCO may not exceed 5% of the value of AIMCO's total assets, and AIMCO may not own more than 10% of any one issuer's outstanding voting securities.

     AIMCO indirectly owns interests in AIMCO's management companies. As set forth above, the ownership of more than 10% of the voting securities of any one issuer or the ownership of more than 5% of the REIT's total assets in any one issuer's securities by a REIT is prohibited by the asset tests. AIMCO believes that its indirect ownership interests in AIMCO's management companies qualify under asset tests set forth above. However, no independent appraisals have been obtained to support AIMCO's conclusions as to the value of the AIMCO operating partnership's total assets and the value of the AIMCO operating partnership's interest in AIMCO's management companies, and these values are subject to change in the future. Accordingly, there can be no assurance that the IRS will not contend that the AIMCO operating partnership's ownership interest in AIMCO's management companies disqualifies AIMCO from treatment as a REIT.

     AIMCO's indirect interests in the AIMCO operating partnership and other Subsidiary Partnerships are generally held through wholly owned corporate subsidiaries of AIMCO organized and operated as "qualified REIT subsidiaries" within the meaning of the Internal Revenue Code. Qualified REIT subsidiaries are not treated as separate entities from their parent REIT for Federal income tax purposes. Instead, all assets, liabilities and items of income, deduction and credit of each qualified REIT subsidiary are treated as assets, liabilities and items of AIMCO. Each qualified REIT subsidiary therefore will not be subject to Federal corporate income taxation, although it may be subject to state or local taxation. In addition, AIMCO's ownership of the voting stock of each qualified REIT subsidiary does not violate the general restriction against ownership of more than 10% of the voting securities of any issuer.

     Annual Distribution Requirements. AIMCO, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (A) the sum of (i) 95% of AIMCO's "REIT taxable income" (computed without regard to the dividends paid deduction and AIMCO's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before AIMCO timely files its tax return for such year and if paid with or before the first regular dividend payment after such declaration. To the extent that AIMCO distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at ordinary corporate tax rates.
AIMCO may elect to retain, rather than distribute, its net long-term capital gains and pay the tax on such gains. In such a case, AIMCO's stockholders would include their proportionate share of such undistributed long-term capital gains in income and receive a credit for their share of the tax paid by AIMCO. AIMCO's stockholders would then increase the adjusted basis of their AIMCO shares by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their shares. If AIMCO should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year and (ii) 95% of its REIT capital gain income for such year (excluding retained long-term capital gains), and (iii) any undistributed taxable income from prior periods, AIMCO would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. AIMCO believes that it has made, and intends to make, timely distributions sufficient to satisfy this annual distribution requirement.

     It is possible that AIMCO, from time to time, may not have sufficient cash to meet the 95% distribution requirement due to timing differences between (i) the actual receipt of cash (including receipt of distributions from the AIMCO operating partnership) and (ii) the inclusion of certain items in income by AIMCO for Federal income tax purposes. In the event that such timing differences occur, in order to meet the 95% distribution requirement, AIMCO may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable distributions of property.

     Under certain circumstances, AIMCO may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in AIMCO's deduction for dividends paid for the earlier year. Thus, AIMCO may be able to avoid being taxed on amounts distributed as deficiency dividends; however, AIMCO will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

     Distribution of Earnings and Profits. The Internal Revenue Code provides that when a REIT acquires a corporation that is currently a C corporation (i.e., a corporation without a REIT election, such as Insignia), the REIT may qualify as a REIT only if, as of the close of the year of acquisition, the REIT has no "earnings and profits" acquired from such C corporation. In the Insignia merger, AIMCO will succeed to the earnings and profits of Insignia and, therefore, AIMCO must distribute such earnings and profits effective on or before December 31, 1998. Any adjustments to Insignia's income for taxable years ending on or before the closing of the Insignia merger, including as a result of an examination of its returns by the IRS or the receipt of certain indemnity or other payments, could affect the calculation of Insignia's earnings and profits. Furthermore, the determination of earnings and profits requires the resolution of certain technical tax issues with respect to which there is no authority directly on point and, consequently, the proper treatment of these issues for earnings and profits purposes is not free from doubt. There can be no assurance that the IRS will not examine the tax returns of Insignia and propose adjustments to increase its taxable income and therefore its earnings and profits. In this regard, the IRS can consider all taxable years of Insignia as open for review for purposes of determining the amount of such earnings and profits. Additionally, if the special dividend in an aggregate amount of $50 million payable to the holders of AIMCO's Class E Cumulative Preferred Stock on the record date for payment to be set by AIMCO's board of directors is not treated as a dividend under the Internal Revenue Code, AIMCO may, depending upon the amount of other distributions made by AIMCO subsequent to the Insignia merger (if consummated), fail to distribute an amount equal to Insignia's earnings and profits. AIMCO's failure to distribute an amount equal to such earnings and profits effective on or before December 31, 1998 would result in AIMCO's failure to qualify as a REIT.

     Failure to Qualify. If AIMCO fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, AIMCO will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which AIMCO fails to qualify will not be deductible by AIMCO nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, AIMCO will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances AIMCO would be entitled to such statutory relief.

TAX ASPECTS OF AIMCO'S INVESTMENTS IN PARTNERSHIPS

     General. Substantially all of AIMCO's investments are held indirectly through the AIMCO operating partnership. In general, partnerships are "pass-through" entities that are not subject to Federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. AIMCO will include in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, AIMCO will include its proportionate share of assets held by the Subsidiary Partnerships. See "-- Taxation of AIMCO -- Ownership of Partnership Interests."

     Entity Classification. AIMCO's direct and indirect investment in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of the Subsidiary Partnerships as a partnership (as opposed to an association taxable as a corporation) for Federal income tax purposes. If any of these entities were treated as an association for Federal income tax purposes, it would be subject to an entity-level tax on its income. In such a situation, the character of AIMCO's assets and items of gross income would change and could preclude AIMCO from satisfying the asset tests and the income tests (see
"-- Taxation of AIMCO -- Asset Tests" and "-- Taxation of AIMCO -- Income Tests"), and in turn could prevent AIMCO from qualifying as a REIT. See
"-- Taxation of AIMCO -- Failure to Qualify" above for a discussion of the effect of AIMCO's failure to meet such tests for a taxable year. In addition, any change in the status of any of the Subsidiary Partnerships for tax purposes might be treated as a taxable event, in which case AIMCO might incur a tax liability without any related cash distributions.

     Tax Allocations with Respect to the Properties. Pursuant to the Internal Revenue Code and Treasury Regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for Federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The AIMCO operating partnership was formed by way of contributions of appreciated property (including certain of the properties owned or controlled by the Company (the "Owned Properties")). Consequently, allocations must be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership that holds appreciated property, the Treasury Regulations provide for a similar allocation of such items to the other partners. These rules apply to the contribution by AIMCO to the AIMCO operating partnership of the cash proceeds received in any offerings of its stock.

     In general, certain holders of partnership common units of the AIMCO operating partnership (the "OP Units") will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the AIMCO operating partnership or other Subsidiary Partnerships of the contributed Owned Properties. This will tend to eliminate the Book-Tax Difference over the life of these partnerships. However, the special allocations do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed Owned Properties in the hands of the Subsidiary Partnerships may cause AIMCO to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause AIMCO to recognize taxable income in excess of cash proceeds, which might adversely affect AIMCO's ability to comply with the REIT distribution requirements. See "-- Taxation of AIMCO -- Annual Distribution Requirements."

     With respect to any property purchased or to be purchased by any of the Subsidiary Partnerships (other than through the issuance of OP Units) subsequent to the formation of AIMCO, such property will initially have a tax basis equal to its fair market value and the special allocation provisions described above will not apply.

     Sale of the Properties. AIMCO's share of any gain realized by the AIMCO operating partnership or other Subsidiary Partnerships on the sale of any property held as inventory or primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "-- Taxation of AIMCO -- Income Tests." Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a partnership's trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. In general, the AIMCO operating partnership and the Subsidiary Partnerships intend to hold the Owned Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating the Owned Properties (and other apartment properties) and to make such occasional sales of the Owned Properties, including peripheral land, as are consistent with AIMCO's investment objectives.

TAXATION OF AIMCO'S MANAGEMENT COMPANIES

     A portion of the amounts to be used to fund distributions to stockholders is expected to come from distributions made by AIMCO's management companies to the AIMCO operating partnership, and interest paid by AIMCO's management companies on certain notes held by the AIMCO operating partnership. In general AIMCO's management companies pay Federal, state and local income taxes on their taxable income at normal corporate rates. Any Federal, state or local income taxes that AIMCO's management companies are required to pay will reduce AIMCO's cash flow from operating activities and its ability to make payments to holders of its securities.

TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

     General. Provided AIMCO qualifies as a REIT, distributions made to the AIMCO stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions (and retained long-term capital gains) that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent that they do not exceed AIMCO's actual net capital gain for the taxable year) without regard to the period for which the AIMCO stockholder has held its stock. However, corporate AIMCO stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. In addition, net capital gains attributable to the sale of depreciable real property held for more than 12 months is subject to a 25% maximum Federal income tax rate to the extent of previously claimed real property depreciation.

     Distributions in excess of current and accumulated earnings and profits will not be taxable to an AIMCO stockholder to the extent that they do not exceed the adjusted basis of the AIMCO stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of an AIMCO stockholder's shares, they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less) provided that the shares are a capital asset in the hands of the AIMCO stockholder. In addition, any dividend declared by AIMCO in October, November or December of any year and payable to an AIMCO stockholder of record on a specified date in any such month shall be treated as both paid by AIMCO and received by the AIMCO stockholder on December 31 of such year, provided that the dividend is actually paid by AIMCO during January of the following calendar year. AIMCO stockholders may not include in their individual income tax returns any net operating losses or capital losses of AIMCO. In general, any loss upon a sale or exchange of shares by an AIMCO stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from AIMCO required to be treated by such AIMCO stockholder as long-term capital gain.

     Disposition of Stock of AIMCO. Except as provided below, an AIMCO stockholder will recognize gain or loss upon the sale, exchange or other disposition of the AIMCO Stock in an amount equal to the difference between the amount realized on the disposition and the basis in such AIMCO Stock. Such gain or loss will be long-term capital gain or loss if the AIMCO Stock is held for more than one year as of the date of disposition. A redemption of the Class B Preferred Stock will be treated under Section 302 of the Internal Revenue Code as a dividend subject to tax at ordinary income tax rates (to the extent of AIMCO's current or accumulated earnings and profits), unless the redemption satisfies certain tests set forth in Section 302(b) of the Internal Revenue Code enabling the redemption to be treated as a sale or exchange of the Class B Preferred Stock. The redemption will satisfy such test if it (i) is "substantially disproportionate" with respect to the Selling Stockholder, (ii) results in a "complete termination" of the AIMCO stockholder's stock interest in AIMCO, or (iii) is "not essentially equivalent to a dividend" with respect to the AIMCO stockholder, all within the meaning of Section 302(b) of the Internal Revenue Code. In determining whether any of these tests have been met, AIMCO Stock considered to be owned by an AIMCO stockholder by reason of certain constructive ownership rules set forth in the Internal Revenue Code, as well as AIMCO Stock actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Internal Revenue Code is satisfied with respect to an AIMCO stockholder will depend upon the facts and circumstances as of the time the determination is made, AIMCO stockholders are advised to consult their own tax advisors to determine such tax treatment. If a redemption of the Class B Preferred Stock is treated as a distribution that is taxable as a dividend, the amount of the distribution would be measured by the amount of cash and the fair market value of any property received by the AIMCO stockholders. In such event, the AIMCO stockholder's tax basis in such redeemed Class B Preferred Stock would be transferred to the AIMCO stockholder's remaining stockholdings in AIMCO. If, however, the AIMCO stockholder has no remaining stockholdings in AIMCO, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

     Conversion of Class B Preferred Stock for Class A Common Stock. In general, gain or loss will not be recognized by an AIMCO stockholder upon the conversion of Class B Preferred Stock into Class A Common Stock (except with respect to cash received in exchange for a fractional share interest). An AIMCO stockholder who receives cash in lieu of a fractional share of Class A Common Stock upon conversion of its Class B Preferred Stock will be treated as having first received such fractional share and as having then exchanged such fractional share for cash in a taxable transaction. Gain or loss will be recognized, measured by the difference between the amount of cash received and the portion of the basis of the share of Class B Preferred Stock allocable to such fractional interest. Subject to Section 302 of the Internal Revenue Code, such gain or loss will constitute a capital gain or loss and will be a long-term capital gain or loss if the Class B Preferred Stock is held for more than one year as of the date of such conversion.

     Generally, an AIMCO stockholder's basis in Class A Common Stock received upon the conversion of the Class B Preferred Stock will equal the AIMCO stockholder's basis in its Class B Preferred Stock exchanged therefor (reduced by the portion of such basis allocable to any fractional share interest exchanged for cash). The holding period of such Class A Common Stock will include the holding period of the Class B Preferred Stock exchanged therefor.

     Future adjustments, if any, of the conversion rates of Class B Preferred Stock to reflect AIMCO's issuance of certain rights, warrants or evidence of indebtedness, or distributions of securities or other assets to holders of AIMCO Class A Common Stock, may result in constructive distributions taxable as dividends to the holders of Class B Preferred Stock (to the extent that AIMCO has current or accumulated earnings and profits).

TAXATION OF FOREIGN STOCKHOLDERS

     The following is a discussion of certain U.S. Federal income and estate tax consequences of the ownership and disposition of AIMCO Stock applicable to an AIMCO stockholder that is a Non-U.S. Holder. A "Non-U.S. Holder" is any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or of any state thereof, (iii) an estate whose income is includable in gross income for U.S. Federal income tax purposes regardless of its source or, (iv) a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust. The discussion is based on current law and is for general information only. The discussion addresses only certain and not all aspects of U.S. Federal income and estate taxation.

     Ordinary Dividends. The portion of dividends received by Non-U.S. Holders payable out of AIMCO's earnings and profits which are not attributable to capital gains of AIMCO and which are not effectively connected with a U.S. trade or business of the Non-U.S. Holder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by treaty). In general, Non-U.S. Holders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of AIMCO Stock. In cases where the dividend income from a Non-U.S. Holder's investment in AIMCO Stock is (or is treated as) effectively connected with the Non-U.S. Holder's conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S.

stockholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a foreign corporation).

     Non-Dividend Distributions. Unless AIMCO Stock constitutes a United States Real Property Interest (a "USRPI") within the meaning of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), distributions by AIMCO which are not dividends out of the earnings and profits of AIMCO will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Holder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of AIMCO. If AIMCO Stock constitutes a USRPI, such distributions will be subject to 10% withholding and taxed pursuant to FIRPTA at a rate of 35% to the extent such distributions exceed a stockholder's basis in his or her AIMCO Stock.

     Capital Gain Dividends. Under FIRPTA, a distribution made by AIMCO to a Non-U.S. Holder, to the extent attributable to gains from dispositions of USRPIs such as the properties beneficially owned by AIMCO ("USRPI Capital Gains"), will be considered effectively connected with a U.S. trade or business of the Non-U.S. Holder and subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. In addition, AIMCO will be required to withhold tax equal to 35% of the amount of dividends to the extent such dividends constitute USRPI Capital Gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a Non-U.S. Holder that is a corporation.

     Disposition of Stock of AIMCO. Unless AIMCO Stock constitutes a USRPI, a sale of such stock by a Non-U.S. Holder generally will not be subject to U.S. taxation under FIRPTA. The stock will not constitute a USRPI if AIMCO is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by Non-U.S. Holders. AIMCO believes that it is, and it expects to continue to be a domestically controlled REIT, and therefore that the sale of AIMCO Stock should not be subject to taxation under FIRPTA. Because various classes of AIMCO Stock (including the Class A Common Stock) are publicly traded, however, no assurance can be given that AIMCO will continue to be a domestically controlled REIT.

     If AIMCO does not constitute a domestically controlled REIT, a Non-U.S. Holder's sale of stock generally will still not be subject to tax under FIRPTA as a sale of a USRPI provided that (i) the stock is "regularly traded" (as defined by applicable Treasury regulations) on an established securities market (e.g., the New York Stock Exchange, on which the Class A Common Stock is listed) and the selling Non-U.S. Holder held 5% or less of such class of AIMCO stock at all times during a specified testing period, or (ii) the stock is not regularly traded on an established securities market and is convertible into stock that is so regularly traded and the value of such convertible stock held by a selling Non-U.S. Holder at all times during a specified testing period is less than or equal to the value of 5% of the regularly traded class of stock into which it is convertible.

     If gain on the sale of stock of AIMCO were subject to taxation under FIRPTA, the Non-U.S. Holder would be subject to the same treatment as a U.S. stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

     Gains from the sale of AIMCO Stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Holder in two cases: (i) if the Non-U.S. Holder's investment in the AIMCO Stock is effectively connected with a U.S. trade or business conducted by such Non-U.S. holder, the Non-U.S. Holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (ii) if the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

     Estate Tax. AIMCO Stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. Federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for U.S. Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. Federal estate tax on the property includable in the estate for U.S. Federal estate tax purposes.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

     AIMCO will report to its U.S. stockholders and to the IRS the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder who does not provide AIMCO with his correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, AIMCO may be required to withhold a portion of capital gain distribution to any Non-U.S. Holders who fail to certify their non-foreign status to AIMCO. The IRS has issued final Treasury Regulations regarding the backup withholding rules as applied to Non-U.S. Holders. Those final Treasury Regulations alter the current system of backup withholding compliance and will be effective for payments made after December 31, 1999. Prospective investors should consult their tax advisors regarding the application of the final Treasury Regulations.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), are generally exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the IRS has ruled that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by AIMCO to Exempt Organizations should generally not constitute UBTI. However, if an Exempt Organization finances its acquisition of the AIMCO Stock with debt, a portion of its income from AIMCO will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17) and (20), respectively, of Internal Revenue Code
Section 501(c) are subject to different UBTI rules, which will generally require them to characterize distributions from AIMCO as UBTI. In addition, in certain circumstances, a pension trust that owns more than 10% of AIMCO's stock is required to treat a percentage of the dividends from AIMCO as UBTI (the "UBTI Percentage"). The UBTI Percentage is the gross income derived by AIMCO from an unrelated trade or business (determined as if AIMCO were a pension trust) divided by the gross income of AIMCO for the year in which the dividends are paid. The UBTI rule applies to a pension trust holding more than 10% of AIMCO's stock only if (i) the UBTI Percentage is at least 5%, (ii) AIMCO qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding shares of AIMCO in proportion to their actuarial interest in the pension trust, and (iii) either
(A) one pension trust owns more than 25% of the value of AIMCO's stock or (B) a group of pension trusts each individually holding more than 10% of the value of AIMCO's stock collectively owns more than 50% of the value of AIMCO's stock. The restrictions on ownership and transfer of AIMCO's stock should prevent an Exempt Organization from owning more than 10% of the value of AIMCO's stock.

OTHER TAX CONSEQUENCES

POSSIBLE LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS

     The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the Federal laws and interpretations thereof could adversely affect an investment in AIMCO. For example, a proposal issued by President Clinton on February 2, 1998, if enacted into law, may adversely affect the ability of AIMCO to expand the present activities of its management companies. It cannot be predicted whether, when, in what forms, or with what effective dates, the tax laws applicable to AIMCO or an investment in AIMCO will be changed.

     State, Local and Foreign Taxes. The AIMCO operating partnership and its partners and AIMCO and its stockholders may be subject to state, local or foreign taxation in various state or local jurisdictions and foreign countries, including those in which they transact business or reside. The state, local and foreign tax treatment of the AIMCO operating partnership and its partners and AIMCO and its stockholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective investors should consult their own tax advisors regarding the application and effect of state, local and foreign tax laws on an investment in the AIMCO operating partnership or AIMCO.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

        - Apartment Investment and Management Company's Annual Report on Form 10-K/A for the year ended December 31, 1997;

        - Apartment Investment and Management Company's Quarterly Reports on Form 10-Q/A for the quarter ended March 31, 1998, and on Form 10-Q for the quarters ended June 30, 1998 and September 30, 1998;

        - Apartment Investment and Management Company's Current Reports on Form 8-K, dated December 23, 1997 (and Amendment No. 1 thereto filed February 6, 1998 and Amendment No. 2 thereto filed May 22, 1998), January 31, 1998, March 17, 1998 (and Amendment No. 1 thereto filed April 3, 1998, Amendment No. 2 thereto filed June 22, 1998, Amendment No. 3 thereto filed July 2, 1998, Amendment No. 4 thereto filed August 6, 1998, Amendment No. 5 thereto filed September 4, 1998 and Amendment No. 6 thereto filed September 25, 1998), September 2, 1998, October 1, 1998 and November 2, 1998 (and Amendment No. 1 thereto filed November 24, 1998, Amendment No. 2 thereto filed December 7, 1998 and Amendment No. 3 thereto filed December 14, 1998); and

        - the description of Apartment Investment and Management Company's capital stock contained in its Registration Statement on Form 8-A (File No. 1-13232) filed July 19, 1994, including any amendment or reports filed for the purpose of updating such description.

     You may request a copy of these filings, at no cost, by writing or calling us at the following address and telephone number:

        Corporate Secretary
        Apartment Investment and Management Company
        1873 South Bellaire Street, 17th Floor
        Denver, Colorado 80222
        (303) 757-8101

     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. The selling stockholders named herein are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                 LEGAL MATTERS

     Certain legal matters will be passed upon for AIMCO by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California. The validity of the Class B Preferred Stock and the Class A Common Stock offered hereby will be passed on for AIMCO by Piper & Marbury L.L.P., Baltimore, Maryland.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited (i) AIMCO's consolidated financial statements (and schedule) included in AIMCO's Annual Report on Form 10-K/A for the year ended December 31, 1997; (ii) Ambassador Apartments, Inc.'s consolidated financial statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in AIMCO's Current Report on Form 8-K dated March 17, 1998 (as amended on April 3, 1998); (iii) Ambassador Apartments, Inc.'s consolidated financial statements as of December 31, 1996 and 1995 and for each of the two years in the period ended December 31, 1996 and the period from August 31, 1994 through December 31, 1994 and the combined financial statements of Prime Properties (Predecessor to Ambassador Apartments, Inc.) for the period from January 1, 1994 through August 30, 1994 included in Amendment No. 1 to AIMCO's Current Report on Form 8-K dated December 23, 1997 filed on February 6, 1998; (iv) Insignia Financial Group, Inc.'s consolidated financial statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in AIMCO's Current Report on Form 8-K dated March 17, 1998 (and Amendment No. 1 thereto filed April 3, 1998); (v) Cirque Apartment Communities combined historical summary of gross income and direct operating expenses for the year ended December 31, 1997 included in AIMCO's Current Report on Form 8-K dated November 2, 1998; and (vi) Sun Lake Apartments' historical summary of gross income and direct operating expenses for each of the three years in the period ended December 31, 1997 included in Amendment No. 3 to AIMCO's Current Report on Form 8-K dated November 2, 1998, as set forth in their reports, which are incorporated in this prospectus by reference. These financial statements are incorporated by reference in reliance on their reports, given on their authority as experts in accounting and auditing.

     Beers & Cutler PLLC, independent auditors, have audited (i) Realty Investment Apartment Communities I's combined historical summary of gross income and direct operating expenses for the year ended December 31, 1997 included in AIMCO's Current Report on Form 8-K dated November 2, 1998 and (ii) Realty Investment Apartment Communities II's combined historical summary of gross income and direct operating expenses for the year ended December 31, 1997 included in AIMCO's Current Report on Form 8-K dated November 2, 1998; as set forth in their reports, which are incorporated in this prospectus by reference. These financial statements are incorporated by reference in reliance on their reports, given on their authority as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTIONS.

     The estimated expenses, other than underwriting discounts and commissions, in connection with the offering of the Class B Preferred Stock and the Class A Common Stock, are as follows:

Registration Fee -- Securities and Exchange Commission......   $ 32,550
Printing and Engraving Expenses.............................      5,000
Legal Fees and Expenses.....................................     25,000
Accounting Fees and Expenses................................     35,000
Miscellaneous...............................................      5,000
                                                               --------
          Total.............................................   $102,550
                                                               ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     AIMCO's charter limits the liability of AIMCO's directors and officers to AIMCO and its stockholders to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received, or (ii) if a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This provision does not limit the ability of the Company or its stockholders to obtain other relief, such as an injunction or rescission.

     AIMCO's charter and bylaws require AIMCO to indemnify its directors, officers and certain other parties to the fullest extent permitted from time to time by Maryland law. The Maryland General Corporation Law permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the corporation, unless it is established that (i) the act or omission of the indemnified party was material to the matter giving rise to the proceeding and (x) was committed in bad faith or (y) was the result of active and deliberate dishonesty, (ii) the indemnified party actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; PROVIDED, HOWEVER, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted. It is the position of the Securities and Exchange Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

     The Company has entered into agreements with certain of its officers, pursuant to which the Company has agreed to indemnify such officers to the fullest extent permitted by applicable law.

     The Agreement of Limited Partnership (the "Operating Partnership Agreement") of the AIMCO operating partnership also provides for indemnification of AIMCO, or any director or officer of AIMCO, in its capacity as the previous general partner of the AIMCO operating partnership, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees), fines, settlements and other amounts incurred in connection with any actions relating to the operations of the AIMCO operating partnership, as set forth in the operating partnership Agreement.

     Section 11.6 of the Apartment Investment and Management Company 1997 Stock Award and Incentive Plan (the "1997 Plan"), Section 2.8 of the Amended and Restated Apartment Investment and Management Company Non-Qualified Employee Stock Option Plan (the "Non-Qualified Plan"), Section 2.8 of the Apartment Investment and Management Company 1996 Stock Award and Incentive Plan (the "1996 Plan"), and Section 6.7 of the 1994 Stock Option Plan of Apartment Investment and Management Company (the "1994 Plan") specifically provide that, to the fullest extent permitted by law, each of the members of the Board of Directors of AIMCO (the "Board"), the Compensation Committee of the Board and each of the directors, officers and employees of AIMCO, any AIMCO subsidiary, the AIMCO operating partnership and any subsidiary of the AIMCO operating partnership shall be held harmless and indemnified by AIMCO for any liability, loss (including amounts paid in settlement), damages or expenses (including reasonable attorneys' fees) suffered by virtue of any determinations, acts or failures to act, or alleged acts or failures to act, in connection with the administration of the 1997 Plan, the Non-Qualified Plan, the 1996 Plan or the 1994 Plan, as the case may be, so long as such person is not determined by a final adjudication to be guilty of willful misconduct with respect to such determination, action or failure to act.

ITEM 16. EXHIBITS.

           4.1           -- Specimen certificate for Class A Common Stock
                            (incorporated by reference from AIMCO's Registration
                            Statement on Form 8-A filed on July 19, 1994).
           5.1           -- Opinion of Piper & Marbury L.L.P. dated December 14, 1998 regarding the validity of the Securities offered hereby.
           8.1           -- Opinion of Skadden, Arps, Slate, Meagher & Flom LLP dated
                            December   , 1998 regarding tax matters (to be filed by
                            amendment).
          23.1           -- Consent of Piper & Marbury L.L.P. dated December 14, 1998
                            (included in their opinion filed as Exhibit 5.1).
          23.2           -- Consent of Skadden, Arps, Slate, Meagher & Flom LLP dated
                            December   , 1998 (included in their opinion filed as
                            Exhibit 8.1).
          23.3           -- Consent of Ernst & Young LLP, Dallas, Texas, dated
                            December 14, 1998.
          23.4           -- Consent of Ernst & Young LLP, Chicago, Illinois, dated
                            December 14, 1998.
          23.5           -- Consent of Ernst & Young LLP, Greenville, South Carolina,
                            dated December 17, 1998.
          23.6           -- Consent of Ernst & Young LLP, Denver, Colorado, dated
                            December 14, 1998.
          23.7           -- Consent of Beers & Cutler PLLC, Washington, D.C., dated
                            December 14, 1998.
          23.8           -- Consent of Ernst & Young LLP, Indianapolis, Indiana,
                            dated December 14, 1998.
          24.            -- Power of Attorney (included on page II-4 herein).

ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
     Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                               POWER OF ATTORNEY

     Each person whose signature appears below authorizes Terry Considine and Peter Kompaniez, and each of them, each of whom may act without joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to execute in the name of each such person who is then an officer or director of Apartment Investment and Management Company, and to file any amendments (including post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing appropriate or necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 14th day of December, 1998.

                                            APARTMENT INVESTMENT AND
                                            MANAGEMENT COMPANY

                                            By:   /s/ PETER K. KOMPANIEZ
                                              ----------------------------------
                                                     Peter K. Kompaniez,
                                                Vice Chairman of the Board and
                                                           President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.

                       SIGNATURE                                    TITLE                   DATE
                       ---------                                    -----                   ----

                  /s/ TERRY CONSIDINE                     Chairman of the Board and   December 14, 1998
--------------------------------------------------------    Chief Executive Officer
                    Terry Considine                         (Principal Executive
                                                            Officer)

                   /s/ TROY D. BUTTS                      Senior Vice President,      December 14, 1998
--------------------------------------------------------    Chief Financial Officer
                     Troy D. Butts                          and Chief Accounting
                                                            Officer (Principal
                                                            Financial Officer and
                                                            Principal Accounting
                                                            Officer)

                 /s/ PETER K. KOMPANIEZ                   Vice Chairman, President    December 14, 1998
--------------------------------------------------------    and Director
                   Peter K. Kompaniez

                       SIGNATURE                                    TITLE                   DATE
                       ---------                                    -----                   ----

                                                          Director                    December   , 1998
--------------------------------------------------------
                   Richard S. Ellwood

                                                          Director                    December   , 1998
--------------------------------------------------------
                    J. Landis Martin

                  /s/ THOMAS L. RHODES                    Director                    December 14, 1998
--------------------------------------------------------
                    Thomas L. Rhodes

                                                          Director                    December   , 1998
--------------------------------------------------------
                     John D. Smith

                                 EXHIBIT INDEX

        EXHIBIT
          NO.                                     DESCRIPTION
        -------                                   -----------
           4.1            -- Specimen certificate for Class A Common Stock
                             (incorporated by reference from AIMCO's Registration
                             Statement on Form 8-A filed on July 19, 1994).
           5.1            -- Opinion of Piper & Marbury L.L.P. dated December 14, 1998 regarding the validity of the Securities offered hereby.
           8.1            -- Opinion of Skadden, Arps, Slate, Meagher & Flom LLP dated
                             December   , 1998 regarding tax matters (to be filed by
                             amendment).
          23.1            -- Consent of Piper & Marbury L.L.P. dated December 14, 1998
                             (included in their opinion filed as Exhibit 5.1).
          23.2            -- Consent of Skadden, Arps, Slate, Meagher & Flom LLP dated
                             December   , 1998 (included in their opinion filed as
                             Exhibit 8.1).
          23.3            -- Consent of Ernst & Young LLP, Dallas, Texas, dated
                             December 14, 1998.
          23.4            -- Consent of Ernst & Young LLP, Chicago, Illinois, dated
                             December 14, 1998.
          23.5            -- Consent of Ernst & Young LLP, Greenville, South Carolina,
                             dated December 17, 1998.
          23.6            -- Consent of Ernst & Young LLP, Denver, Colorado, dated
                             December 14, 1998.
          23.7            -- Consent of Beers & Cutler PLLC, Washington, D.C., dated
                             December 14, 1998.
          23.8            -- Consent of Ernst & Young LLP, Indianapolis, Indiana,
                             dated December 14, 1998.
          24.             -- Power of Attorney (included on page II-4 herein).